Exhibit 2.1

AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

ONCOTHYREON INC.

AB ACQUISITION (DE) CORP.,

ALPINE BIOSCIENCES, INC.

AND

MITCHELL H. GOLD, M.D., AS STOCKHOLDERS’ AGENT

AUGUST 8, 2014

EXHIBITS

Exhibit A	-	Form of Certificate of Merger
Exhibit B	-	Form of Escrow Agreement
Exhibit C	-	Form of Piggyback Registration Rights Agreement

AGREEMENT AND PLAN OF REORGANIZATION

This AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is made and entered into as of August 8, 2014 (the “Agreement Date”), by and among Oncothyreon Inc., a Delaware corporation (“Acquiror”), AB Acquisition (DE) Corp., a Delaware corporation and wholly-owned subsidiary of Acquiror (“Merger Sub”), Alpine Biosciences, Inc., a Delaware corporation (the “Company”) and Mitchell H. Gold, M.D. as Stockholders’ Agent (“Stockholders’ Agent”).

RECITALS

A. The board of directors of each of the Company, Merger Sub and Acquiror have determined that it would be advisable and in the best interests of their respective companies and the securityholders of their respective companies that Merger Sub merge with and into the Company in a statutory reverse-triangular merger (the “Merger”), with the Company to survive the Merger, on the terms and subject to the conditions set forth in this Agreement, and, in furtherance thereof, have approved the Merger, this Agreement and the other transactions contemplated by this Agreement.

B. Pursuant to the Merger, among other things, the issued and outstanding shares of Company Common Stock (as defined in Section 1.1) shall be converted into the right to receive shares of Acquiror Common Stock (as defined in Section 1.1), all in the manner set forth herein.

C. The Company and Acquiror intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 354(a)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), and to cause the Merger to qualify as a “reorganization” under the provisions of Section 368(a) of the Code.

D. Concurrently with the execution of this Agreement and as a material inducement to the willingness of Acquiror to enter into this Agreement, Jay Venkatesan is executing an employment offer letter and a Confidential Information and Invention Assignment Agreement with Acquiror, each of which shall become effective as of, and conditional upon, the Closing (as defined in Section 1.3) (collectively the “Employment Agreement”).

E. Concurrently with the execution of this Agreement and as a material inducement to the willingness of Acquiror to enter into this Agreement, each of Jay Venkatesan and Mitchell H. Gold, M.D. (collectively, the “Founders”) , each of whom is a stockholder of the Company, is entering into a two-year non-competition and non-solicitation agreement with Acquiror, each of which shall become effective as of, and conditional upon, the Closing (as defined in Section 1.3) (each, a “Non-Competition Agreement”).

F. The Company, Merger Sub and Acquiror desire to make certain representations, warranties, covenants and other agreements in connection with the Merger as set forth herein.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and other agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

THE MERGER

1.1 Certain Definitions. As used in this Agreement, the following terms shall have the meanings indicated below. Unless indicated otherwise, all mathematical calculations contemplated hereby shall be rounded to the tenth decimal place.

“Acquiror COC Event” means (i) the merger, acquisition or consolidation of the Acquiror by means of any transaction or series of related transactions, provided that the applicable transaction shall not be deemed an Acquiror COC Event if the holder of Acquiror capital stock constituted immediately prior to such transaction hold more than fifty percent (50%) of the voting power of the surviving or acquiring entity (or its parent) immediately following such transaction, (ii) a sale, transfer or other disposition, in a single transaction or series of related transactions, of all or substantially all of the assets of the Acquiror and its subsidiaries taken as a whole (including, without limitation, the sale or disposition (by merger or otherwise) of one or more subsidiaries of the Acquiror if substantially all of the assets of the Acquiror and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, transfer or other disposition is to a wholly-owned subsidiary of the Acquiror), or (iii) a sale, exclusive license or other disposition of all or substantially all of the Intellectual Property of the Acquiror and its subsidiaries taken as a whole.

“Acquiror Common Stock” means the common stock of Acquiror, par value of $0.0001 per share.

“Acquiror Preferred Stock” means the preferred stock of Acquiror, par value of $0.0001 par value per share.

“Acquiror UA Preferred Stock” means the class UA preferred stock of the Acquiror.

“Acquiror Escrow Common Shares” means 12.5% of the Acquiror Total Common Shares.

“Acquiror Total Common Shares” means the aggregate number of shares of Acquiror Common Stock equal, upon issuance, to (i) ten percent (10%) of the Acquiror’s total capital stock determined on a fully-diluted, as converted to Acquiror Common Stock basis as of the Agreement Date, which shall include, for purposes of clarity, all outstanding options, warrants, or other securities that may be convertible or exercisable into shares of Stock, but shall not include any shares of Acquiror Common Stock reserved for issuance under the Company’s equity incentive plans that are unallocated (i.e., not subject to outstanding options) as of the Agreement Date, less (ii) the Adjustment Shares.

“Adjustment Shares” means the number of Shares calculated in accordance with Section 1.16 hereof.

“Affiliate” has the meaning set forth in Rule 144(a)(1) promulgated under the Securities Act.

“ATI-9242” means the discovery stage small molecule compound potentially useful as an antipsychotic based on the intellectual property assets acquired by Andaman Therapeutics, Inc. (predecessor entity to the Company) pursuant to that certain Asset Purchase Agreement by and between Andaman Therapeutics, Inc. and ARYx Therapeutics, Inc. dated March 5, 2012.

“Business Day” means a day (A) other than Saturday or Sunday and (B) on which commercial banks are open for business in Seattle, Washington.

“Common Share Closing Amount” means a fraction of a share of Acquiror Common Stock obtained by dividing (A) the Acquiror Total Common Shares, less the Acquiror Escrow Common Shares, by (B) the total number of shares of Company Common Stock issued and outstanding as of immediately prior to the Closing.

“Common Share Escrow Amount” means a fraction of a share of Acquiror Common Stock obtained by dividing (A) the Acquiror Escrow Common Shares, by (B) the total number of shares of Company Common Stock issued and outstanding as of immediately prior to the Closing.

“Company Financial Statements” has the meaning given in Section 2.11(a).

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Company Board” shall mean the board of directors of the Company.

“Company Common Stock” means the Common Stock, par value of $0.00001 per share, of the Company.

“Company Proprietary Specifications” means, collectively, any confidential manufacturing specifications or designs, any material portion or aspect of confidential manufacturing specifications or designs, or any material proprietary information contained in or relating to any confidential manufacturing specifications or designs, of any Company-Owned IP Rights or Company Products.

“Company Stock” means the Company Common Stock.

“Company Stockholders” means the holders of Company Stock.

“Confidentiality Agreement” means that certain Mutual Nondisclosure Agreement between the Acquiror and the Company with an effective date as of May 21, 2014, as amended to date.

“Contract” means any written, legally binding contract, agreement, instrument, commitment or undertaking of any nature (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, letters of intent and purchase orders) as of the Agreement Date.

“Covered Transaction Expenses” had the meaning given in Section 4.1.

“Debt” means and includes bank borrowings, notes payable and other short or long term obligations, including any amounts owed under any bridge loans.

“Deductible” has the meaning given in Section 6.3(a).

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Dissenting Shares” has the meaning given in Section 1.14(a).

“Encumbrances” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim or restriction of any nature.

“Escrow Agent” shall have the meaning given in Section 6.1.

“Escrow Fund” shall have the meaning given in Section 6.1.

“Escrow Stock” shall have the meaning given in Section 1.11.

“FD&C Act” means the United States Federal Food, Drug, and Cosmetic Act, as amended.

“Founders” shall have the meaning given in Recital E.

“Fundamental Claims” has the meaning given in Section 6.3(a).

“GAAP” means United States generally accepted accounting principles applied on a consistent basis.

“General Survival Period” has the meaning given in Section 7.1.

“Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any regulatory, Taxing or other governmental or quasi-governmental authority.

“IP/EB Claims” has the meaning given in in Section 6.3(a).

“IP/EB Claims Survival Period” has the meaning given in Section 7.1.

“Intellectual Property” had the meaning given in Section 2.8.

“Knowledge” means, with respect to the Company, the actual knowledge of the Founders and David Shin.

“Legal Requirements” means any federal, state, foreign, local, municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any orders, writs, injunctions, awards, judgments and decrees applicable to the Company or to its assets, properties or businesses.

“Liabilities” means any Debt, obligation, or other liability, absolute or contingent, contractual or otherwise, accrued or not accrued, that would be required under GAAP to be shown on a balance sheet or reflected in the notes thereto.

“Listed Liabilities” has the meaning in Section 1.16.

“Material Adverse Effect” means any event, change, development, effect, circumstance, occurrence or state of facts (a) that, individually or in the aggregate, is or would reasonably be expected to be, materially adverse to the business, assets (including intangible assets), properties, liabilities (including contingent liabilities), results of operations, financial condition or prospects of the noted party hereto, or (b) that, individually or in the aggregate, prevents, materially delays or materially impairs the ability of such party to consummate the transactions contemplated by this Agreement; provided, however, that with respect to clause (a) only, no event, change, development, effect, circumstance, occurrence or state of facts relating to or resulting from any of the following shall be deemed in themselves to constitute a Material

Adverse Effect: (i) developments relating to the economy in general or any industry-wide developments affecting companies in similar businesses (provided, that such development, individually or in the aggregate, does not have a disproportionate effect on such party relative to other Persons in similar businesses); (ii) loss, diminution or disruption of such party’s business or relationships with existing or prospective clients or customers, in each case to the extent resulting solely from the public announcement or pendency of the transactions contemplated by this Agreement; (iii) changes in Legal Requirements or accounting principles or the interpretation thereof after the Agreement Date (provided, that such change does not have a disproportionate effect on such party relative to other Persons in similar businesses); (iv) the announcement or pendency of this Agreement or the transactions contemplated hereby, including the impact thereof on relationships, contractual or otherwise, with users, customers, suppliers, distributors, partners or employees; provided that this clause (iv) will not apply to changes relating to UNM; or (v) such party’s compliance with the terms of this Agreement.

“Merger Consideration” means, collectively, the Acquiror Common Stock issued at Closing and the Acquiror Common Stock placed in the Escrow Fund pursuant to Section 1.11.

“Person” means any natural person, company, corporation, limited liability company, general partnership, limited partnership, trust, proprietorship, joint venture, business organization or Governmental Entity.

“PHSA” means the United States Public Health Service Act, as amended.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of the Company for any Pre-Closing Tax Period. Any Tax assessed with respect to a Straddle Period shall be allocated between the period ending on the Closing Date and the period ending after the Closing Date by means of a closing of the books and records of the Company, provided that items calculated on an annual or periodic basis, and any real property or personal property taxes or similar ad valorem taxes, shall be allocated in proportion to the number of days in each such period.

“Pro Rata Share” means a fraction equal to (A) the aggregate number of shares of Acquiror Common Stock issuable to each Company Stockholder pursuant to Section 1.9(a) divided by (B) the total number of shares of Acquiror Common Stock issuable to all Company Stockholders pursuant to Section 1.9(a).

“Reference Price” means the average of the closing trading prices of the Acquiror Common Stock as reported by NASDAQ for the five trading days preceding the Agreement Date.

“Regulatory Authority” means any applicable government regulatory authority, domestic or foreign, or any other supranational (e.g., the European Commission, the Counsel of the European Union or the European Agency for the Evaluation of Medical Products), national, regional, federal state, provincial or local regulatory agency department, bureau, commission, counsel, or other Governmental Entity, regulating or otherwise exercising authority over the research, development, clinical testing, manufacture, distribution, marketing, storage, transportation, use or sale of a pharmaceutical or biological product or involved in granting approvals for the manufacturing, marketing, reimbursement and/or pricing of a pharmaceutical or biological product, and any successor Governmental Entity having substantially the same function.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” has the meaning given in Section 4.5.

“Spreadsheet” has the meaning given in Section 2.2(c).

“Stockholders’ Agent Expenses” shall mean the losses, liabilities and expenses that are incurred by the Stockholders’ Agent in the performance of his or her duties pursuant to this Agreement and the Escrow Agreement.

“Straddle Period” means any Tax period beginning before the Closing Date and ending after the Closing Date.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable” and “Taxing”) means (A) any net income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other tax, or other like fee, assessment or charge, in each case, in the nature of a tax, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed with respect thereto by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (each, a “Tax Authority”) and (B) any liability for the payment of any amounts of the type described in clause (A) of this sentence as a result of the Company’s status as a transferee of or successor to any Person.

“Tax Return” means any return, statement, report or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) filed or required to be filed with any Tax Authority with respect to Taxes.

“Transaction Expenses” means the sum of all third party fees and expenses incurred by the Company in connection with the Merger, this Agreement and the transactions contemplated hereby, whether or not billed or accrued (including any fees and expenses of legal counsel and accountants, the maximum amount of fees and expenses payable to financial advisors, investment bankers and brokers of the Company and any such fees incurred by Company Stockholders or Company employees if paid or to be paid for by the Company).

“UNM” shall have meaning given in Section 1.4(a)(iii).

“Unscheduled Liabilities” has the meaning in Section 1.16.

Other capitalized terms defined elsewhere in this Agreement and not defined in this Section 1.1 shall have the meanings assigned to such terms in this Agreement.

1.2 The Merger. At the Effective Time (as such term is defined in Section 1.5), on the terms and subject to the conditions set forth in this Agreement, the Certificate of Merger in substantially the form attached hereto as Exhibit A (the “Certificate of Merger”) and the applicable provisions of Delaware Law, Merger Sub shall merge with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation and shall become a wholly-owned subsidiary of Acquiror. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

1.3 Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place within two (2) business days following the satisfaction or waiver of the last of the closing conditions in Section 1.4 (other than those conditions that by their nature are to be satisfied at the Closing) and upon the Effective Time at the offices of Fenwick & West LLP, Silicon Valley Center, 801 California Street, Mountain View, California, or at such other location as the parties hereto agree. The date on which the Closing occurs is herein referred to as the “Closing Date.”

1.4 Closing Deliveries and Conditions.

(a) The obligations of the Acquiror and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the Company having delivered to Acquiror, at or prior to the Closing, each of the following:

(i) resignations from each of the directors and each of the officers of the Company in office, to be effective as of immediately prior to the Closing;

(ii) a certificate from the Secretary of State of the State of Delaware and each other State or other jurisdiction in which the Company is qualified to do business as a foreign corporation, dated within three days prior to the Closing Date, and certifying that the Company is in good standing and, to the extent provided by such certificate, that all applicable state franchise or similar Taxes and fees of the Company through and including the date of the certificate have been paid;

(iii) all third party consents listed on Schedule 1.4(a)(iii) (including without limitation the consent of The Regents of the University of New Mexico and/or STC.UNM as applicable (“UNM”) to assign all UNM/Company contracts);

(iv) a counterpart to the Employment Agreement, executed by Jay Venkatesan (which shall not have been revoked);

(v) a counterpart to the Non-Competition Agreements, executed by each of the Founders (and neither thereof shall have been revoked);

(vi) a counterpart to the Escrow Agreement, in substantially the form attached hereto as Exhibit B (the “Escrow Agreement”), dated as of the Closing Date and executed by the Stockholders’ Agent and the Escrow Agent;

(vii) the Spreadsheet completed to include all of the information specified in Section 2.2(c) and a certificate executed by Jay Venkatesan, dated as of the Closing Date, certifying that such Spreadsheet is true, correct and complete;

(viii) true, correct and complete copies of all election statements under Section 83(b) of the Code that are in the Company’s possession or that the Company can obtain through commercially reasonable efforts with respect to any unvested securities or other property ever issued by the Company or any ERISA Affiliate to any of their respective employees, non-employee directors, consultants and other service providers;

(ix) a certificate, dated as of the Closing Date and executed on behalf of the Company by its Secretary, certifying as to an attached copy of the Company’s (A) certificate of incorporation; (B) bylaws; (C) resolutions of its board of directors adopting this Agreement, and, thus, approving the Merger; and (D) a unanimous written consent of the Company’s stockholders adopting this Agreement and, thus, approving the material terms of the Merger (the “Unanimous Stockholder Consent”);

(x) a certification certifying that the Company is not a “U.S. real property holding corporation” and the notification required under Treasury Regulation Section 1.897-2(h)(2); and

(xi) the Patent License Agreement (as defined in Section 2.8) shall be in effect and a full and final copy thereof delivered to Acquiror.

(b) Additionally, each of the following shall be a condition to Acquiror’s obligation to consummate the transactions contemplated by this Agreement: (i) that since the Agreement Date, there shall not have been a Material Adverse Effect as to the Company; (ii) that there shall not be pending or threatened any material litigation against the Company (which shall be deemed to include any litigation relating to the Merger or this Agreement); (iii) that the Company’s representations herein are true and correct in all material respects as of the Agreement Date and in all material respects as of the Closing Date (except as to representations made as of a specific date which shall be true and correct in all material respects as of such date); and (iv) the Company shall have performed its covenants herein required to be performed prior to Closing in all material respects as of immediately prior to Closing.

(c) The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the Acquiror having delivered to the Company, at or prior to the Closing, each of the following:

(i) the Escrow Agreement, dated as of the Closing Date and executed by the Acquiror;

(ii) the Registration Rights Agreement attached as Exhibit C, executed by the Acquiror; and

(iii) a summary capitalization report of the Acquiror as of the Agreement Date, in a form reasonably approved by the Company, and a certificate executed by the Chief Executive Officer, certifying that such capitalization report as of the Agreement Date is true, correct and complete;

(d) Each of the following shall be a condition to Company’s obligation to consummate the transactions contemplated by this Agreement: (i) that Acquiror’s representations herein are true and correct in all material respects as of the Agreement Date and as of the Closing Date (except as to representations made as of a specific date, which shall be true in all material respects as of such date and except for representations the breach of which would not materially adversely affect the Acquiror’s ability to consummate the Merger in accordance herewith or to perform its other obligations in this Agreement); provided that, the accuracy of Acquiror’s representations and warranties in Section 3.9 as of the Agreement Date shall not be a condition to Company’s obligation to consummate the transactions contemplated by this Agreement; and (ii) that Acquiror shall have performed its covenants required to be performed prior to Closing in all material respects as of immediately prior to Closing.

(e) Each of the following shall be a condition to each party’s obligation to consummate the transactions contemplated by this Agreement: (i) any applicable regulatory clearance has been obtained; (ii) there is no injunction, judgment or decree to which the Company, or any of the assets owned by the Company, is subject or which materially restricts the ability of the Company to conduct its business and (iii) no injunction or other order or decree issued by any Governmental Authority of competent jurisdiction is in effect which prevents the consummation of the Merger on the terms contemplated herein.

1.5 Effective Time. At the Closing, Merger Sub and the Company shall cause the Merger to be consummated by filing the Certificate of Merger to be filed with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law and shall make all other filings or recordings required under Delaware Law in order to consummate the Merger. The Merger shall become effective at the time of acceptance by the Secretary of State of the State of Delaware of the Certificate of Merger or such later time as may be agreed to by Acquiror and the Company in writing (and set forth in the Certificate of Merger) being referred to herein as the “Effective Time”).

1.6 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Company, and all debts, liabilities and duties of the Company and Merger Sub shall become debts, liabilities and duties of the Company.

1.7 Certificate of Incorporation and Bylaws. At the Effective Time, (i) the certificate of incorporation of the Company shall be amended in its entirety to read as set forth in the Certificate of Merger, until thereafter amended as provided by Delaware Law, and (ii) the bylaws of the Company shall be amended in their entirety to read as the bylaws of Merger Sub, until thereafter amended as provided by Delaware Law, the certificate of incorporation of the Company and such bylaws.

1.8 Directors and Officers. At the Effective Time, (i) the members of the board of directors of Merger Sub immediately prior to the Effective Time shall be appointed as the members of the Company Board immediately after the Effective Time until their respective successors are duly elected or appointed and qualified, and (ii) the officers of Merger Sub immediately prior to the Effective Time shall be appointed as the officers of the Company immediately after the Effective Time until their respective successors are duly appointed.

1.9 Effect on Company Stock.

(a) Company Common Stock. Subject to Section 1.14 hereof, on the terms and subject to the conditions set forth in this Agreement, and without any action on the part of any Company Stockholder, at the Effective Time each share of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by the Company Stockholders, will be, at the Effective Time, by virtue of the Merger and without further action on the part of any Company Stockholder, canceled, extinguished and converted into the right to receive: (A) as of the Effective Time, an amount payable in shares of Acquiror Common Stock equal to the Common Share Closing Amount, and (B) subject to Section 1.11 hereof and the possibility of a reduction for the Company Stockholders’ indemnification obligations pursuant to Article VI hereof, an amount payable in shares of Acquiror Common Stock equal to the Common Share Escrow Amount, in each case as reflected in the Spreadsheet. By approval of this Agreement by the Company Stockholders as herein contemplated, the holders of the Company Common Stock shall be deemed to have acknowledged that Acquiror has made no representation, and specifically disclaims any representation, as to the value of the Acquiror Common Stock being issued in the Merger in exchange for the Company Common Stock.

(b) Capital Stock of Merger Sub. Each share of capital stock of Merger Sub that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without further action on the part of the sole stockholder of Merger Sub, be converted into and become one share of Company Common Stock (and the shares of the Company into which the shares of Merger Sub capital stock are so converted shall be the only shares of the Company’s capital stock that are issued and outstanding immediately after the Effective Time).

(c) Treatment of Company Common Stock Owned by the Company. At the Effective Time, all shares of Company Common Stock that are owned by the Company as treasury stock immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

(d) Rights Not Transferable. The rights of the Company Stockholders as of immediately prior to the Effective Time are personal to each such Company Stockholder and shall not be transferable for any reason otherwise than by operation of law, will or the laws of descent and distribution. Any attempted transfer of such right by any holder thereof (otherwise than as permitted by the immediately preceding sentence) shall be null and void.

1.10 Exchange Procedures.

(a) Letter of Transmittal. Promptly after Closing, the Acquiror will cause to be mailed or otherwise delivered to each holder of record, as of immediately prior to the Effective Time, of outstanding shares of Company Stock that are to be converted hereunder into the right to receive Acquiror Common Stock, a letter of transmittal (which shall be in such form and have such other provisions as agreed to by the parties). Upon surrender of a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of outstanding shares of Company Stock as of immediately prior to the Effective Time shall be entitled to receive in exchange therefor of the amounts such Company Stockholder is entitled to receive at the Closing pursuant to Section 1.9(a), as applicable.

(b) No Further Ownership Rights in the Company Stock. All consideration paid or payable following the surrender for exchange of shares of Company Stock in accordance with the terms hereof shall be so paid or payable in full satisfaction of all rights pertaining to such shares of Company Stock, and there shall be no further registration of transfers on the records of the Company of shares of Company Stock which were issued and outstanding immediately prior to the Effective Time.

1.11 Deposits with Escrow Agent. Within five (5) Business Days after the Closing Date, Acquiror shall cause to be deposited with the Escrow Agent a certificate representing the Acquiror Escrow Common Shares (collectively, the “Escrow Stock”) registered in the name of Computershare Trust Company, N.A., as nominee of the Escrow Agent. The Escrow Stock shall constitute exclusive security for the indemnification obligations of such Company Stockholders pursuant to Article VI (except as to Fundamental Claims and IP/EB Claims as therein provided), and shall be held in and distributed in accordance with the provisions of this Agreement and the Escrow Agreement. Each Company Stockholder will have all rights with respect to the Escrow Stock attributable to such Company Stockholder (including, without limitation, the right to vote such shares and the right to be paid cash or stock dividends with respect such shares, provided, however, that any such stock dividends, if any, shall remain in and become part of the Escrow Fund), except (i) the right of possession thereof and (ii) the right to sell, assign, pledge, hypothecate or otherwise dispose of or encumber such shares or any interest therein.

1.12 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code. However, Acquiror makes no representations or warranties to the Company or to any holder of Company Stock that the Merger will qualify as a tax-free “reorganization” under the Code. The Company acknowledges that the Company and the holders of Company Stock are relying solely on their own Tax advisors in connection with this Agreement, the Merger and the other transactions and agreements contemplated hereby.

1.13 Withholding Rights. Acquiror, the Company, the Surviving Corporation and the Escrow Agent shall be entitled to deduct and withhold from the consideration otherwise deliverable under this Agreement, and from any other payments otherwise required pursuant to this Agreement, to any holder of any shares of Company Stock such amounts as Acquiror, the Company, the Surviving Corporation or the Escrow Agent is required to deduct and withhold with respect to any such deliveries and payments under the Code or any provision of applicable Tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to such holders in respect of which such deduction and withholding was made.

1.14 Dissenting Shares.

(a) Notwithstanding anything to the contrary contained in this Agreement, to the extent that the provisions of Section 262 of the DGCL are or prior to the Effective Time may become applicable to the Merger, then any share of Company Stock that, as of the Effective Time, is or may carry appraisal rights under Section 262 of the Delaware Law shall not be converted into or represent the right to receive a fraction of a share of Acquiror Common Stock as herein provided, and the holder or holders of such share shall be entitled only to such rights as may be granted to such holder or holders in Section 262 of the DGCL (the “Dissenting Shares”); provided, however, that if the status of any such share as a Dissenting Share or share carrying appraisal rights shall not be perfected, or if any such share shall lose its status as a Dissenting Share or share carrying appraisal rights, then, as of the later of the Effective Time or the time of the failure to perfect such status or the loss of such status, such share shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate representing such share) an amount payable in shares of Acquiror Common Stock provided in Section 1.9(a).

(b) The Company shall give Acquiror (i) prompt notice of any written demand received by the Company prior to the Effective Time to require the Company to purchase shares of Company Stock pursuant to Section 262 of the DGCL and of any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL, and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Acquiror shall have consented in writing to such payment or settlement offer.

1.15 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of the Company or otherwise, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

1.16 Adjustment of Purchase Price; Transaction Expenses. The parties intend that the Company be delivered at Closing, on a cash free basis with no Debt or other Liabilities (other than the specific contractual liabilities (“Listed Liabilities”) listed and quantified on Schedule 1.16 hereof); provided, however, that Acquiror will assume and pay subject to and conditional upon the Closing, the Company’s

Covered Transaction Expenses in accordance with Section 4.1 hereof (together with the Listed Liabilities, the “Permitted Liabilities”). To the extent that there exists, as of immediately prior to the Closing, Debt or other Liabilities other than Permitted Liabilities (collectively the “Unscheduled Liabilities”), then, unless the amount of the Unscheduled Liabilities is paid to Acquiror in cash by Company Stockholders at Closing, the number of Shares will be reduced by the aggregate dollar value thereof (with the value of the Shares calculated for all adjustments made pursuant to this Section 1.16 at the Reference Price) as follows: (i) by set off against the Merger Consideration otherwise deliverable at Closing (if the Unscheduled Liabilities are identified prior to Closing) (the number of Shares to be set off as per this Section 1.16 the “Adjustment Shares”); or (ii) as to Unscheduled Liabilities first identified or quantified post-Closing, to the extent that such Unscheduled Liabilities are not set off against the Merger Consideration otherwise deliverable at Closing, (x) by Acquiror’s withdrawal from the Escrow Fund of a number of Shares equal to the aggregate dollar value of such Unscheduled Liabilities; or (y) if such Unscheduled Liabilities are in excess of $25,000 in aggregate, at Acquiror’s election, by surrender by all Company Stockholders (per their Pro Rata Shares) back to Acquiror of a number of Shares equal to the aggregate dollar value of such Unscheduled Liabilities, in each case referenced in this Section 1.16 without applicability of the Deductible. Any bonuses or other severance amounts paid or payable to Company’s directors, employees and/or consultants or other service providers in connection with the Transaction shall be deemed an Unscheduled Liability.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Acquiror as follows, except as modified and/or qualified by the disclosures set forth in the disclosure schedule of the Company delivered to Acquiror concurrently with the parties’ execution of this Agreement (the “Company Disclosure Schedule”) (each of which disclosures in order to be effective as an exception to the representations and warranties contained in any Section of this Article II, shall (a) clearly indicate such Section and, if applicable, the Subsection of this Article II to which such disclosure relates or (b) upon a reading thereof without any independent knowledge of the subject matter thereof, reasonably apparently apply to such Section):

2.1 Organization, Good Standing, Corporate Power and Qualification. The Company is duly incorporated and organized, and is validly existing in good standing, under the laws of the State of Delaware. The Company has the requisite corporate power and authority to enter into and perform this Agreement and all other agreements required to be entered into and performed by the Company under this Agreement (the “Company Related Agreements”), to own and operate its properties and assets and to carry on its business. The Company is duly qualified and is authorized to transact business and is in good standing as a foreign corporation in each jurisdiction in which the failure so to qualify would have a Material Adverse Effect as to the Company.

2.2 Capitalization.

(a) The authorized capital stock of the Company consists of 11,000,000 shares of Company Common Stock, 10,526,316 of which are outstanding as of the Agreement Date and held by the persons and in the amounts specified in the Spreadsheet pursuant to Section 2.2(c)(a) below.

(b) All issued and outstanding shares of Company Common Stock were issued in all respects in compliance with all applicable Legal Requirements and all requirements set forth in applicable Contracts. The outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and the issuances thereof have been approved by all requisite stockholder action.

(c) Section 2.2(c) of the Company Disclosure Schedule contains a multi-tab spreadsheet (the “Spreadsheet”) prepared by the Company and setting forth the following: (a) the names of all of the Company Stockholders and their respective addresses and taxpayer identification numbers and the total number of shares of Company Common Stock held by each such Company Stockholder; (b) the calculation of the Common Share Closing Amount, Common Share Escrow Amount, and each Company Stockholder’s Pro Rata Share; (c) the number of shares of Acquiror Common Stock to be allocated to each Company Stockholder pursuant to Section 1.9(a) hereof; and (d) the interest of each Company Stockholder in the Escrow Stock.

(d) There are no options or warrants to purchase Company Stock outstanding as of the Agreement Date and none will be outstanding as of immediately prior to the Effective Time of the Merger. Except as set forth on Section 2.2(c) of the Company Disclosure Schedule, there are no outstanding other rights (including conversion or preemptive rights), proxy or stockholder agreements or agreement for the purchase or acquisition from the Company of any shares of Company Common Stock or any securities convertible into or ultimately exchangeable or exercisable for any shares of the Company Common Stock. The Company has not made any binding promises or agreements to grant equity incentives to any officer, employee, director, advisor or consultant of the Company. No shares of Company Common Stock are subject to any Encumbrances, preemptive rights, rights of first refusal or other rights to purchase such stock (created by or in favor of the Company or, to the Knowledge of the Company, created by or in favor of any other Person). The Company has no liability for dividends accrued or declared but unpaid. No Company Stockholder has entered into any agreement with respect to the voting of equity securities of Company.

2.3 No Subsidiaries. The Company does not own or control, directly or indirectly, any interest in any other corporation, partnership, limited liability company, trust, joint venture, association, or other entity. Since its inception, the Company has not consolidated or merged with, acquired all or substantially all of the assets of, or acquired the stock of or any interest in any corporation, partnership, association, or other business entity.

2.4 Due Authorization. The Company has all requisite corporate power and authority to enter into this Agreement and any Company Related Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Company Related Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by the Company Board, and as required, will have been unanimously duly approved by the Company Stockholders prior to the Closing. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.5 Governmental Consents. Except for the filing of the Certificate of Merger, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local Governmental Entity is required on the part of the Company in order to enable the Company to execute, deliver and perform its obligations under this Agreement or the Company Related Agreements, except for such qualifications or filings under applicable securities laws as may be required in connection with the transactions contemplated by this Agreement. All such qualifications and filings will, in the case of qualifications, be effective upon the Closing and will, in the case of filings, be made within the time prescribed by law.

2.6 Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation (“Action”) pending, or, to the Company’s Knowledge, currently threatened, against the Company, or to its Knowledge, pending or currently threatened against the Company’s activities or its properties, or any of its directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company), before any court or governmental agency. The Company is not a party or to the Company’s Knowledge subject to the provisions of any order, writ, injunction, judgment or decree of any Governmental Entity. There is no action, suit, proceeding or investigation by the Company currently pending or which the Company intends to initiate, nor, to the Company’s Knowledge, is there any reasonable basis for any such Action that could reasonably be expected to result in a material liability or injunctions.

2.7 Restrictions on Business Activities. There is no current Contract to which the Company is a party or judgment, injunction, order or decree currently binding upon the Company which has or would reasonably be expected to have the effect of prohibiting or impairing any current or presently proposed business practice of the Company, any acquisition of property by the Company or the conduct of business by the Company as presently conducted or as presently proposed to be conducted in any material respect.

2.8 Intellectual Property.

As used in this Agreement, the following terms have the meanings indicated below:

(i) “ ATI-9242 IP” means any and all Intellectual Property that is owned or licensed to the Company relating to ATI-9242.

(ii) “Company IP Rights” means (A) Company-Licensed IP Rights; and (B) Company-Owned IP Rights, but excluding, in each of clauses (A) and (B), ATI-9242 IP.

(iii) “Company IP Rights Agreements” means any Contracts, under which the Company (A) is authorized to use or practice, or is otherwise granted any license or immunity with respect to, any Company-Licensed IP Rights, or (B) authorizes the use or practice of, or otherwise grants any license or immunity with respect to, any Company IP Rights.

(iv) “Company-Licensed IP Rights” means any and all Third Party Intellectual Property that is licensed to the Company, which Intellectual Property covers or claims technology or inventions used in the conduct of the business of the Company as currently conducted or as currently proposed to be conducted by the Company, but excluding ATI-9242 IP.

(v) “Company-Owned IP Rights” means any and all Intellectual Property that is owned by the Company, but excluding ATI-9242 IP.

(vi) “Company Product(s)” means all products or services produced, marketed, sold, offered for sale, distributed or performed by or on behalf of the Company and all products or services currently under development by the Company as of the Agreement Date.

(vii) “Company Registered Intellectual Property” means all Company-Owned IP Rights that are the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Entity, in each case, owned by or registered or filed in the name of, the Company.

(viii) “Intellectual Property” means (a) all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (collectively, “Patents”), (b) trade secrets and other proprietary information (including any know how, technology, technical data, proprietary processes and formulae, algorithms, specifications, invention disclosures, customer lists and supplier lists ), (c) all trade names, logos, trade dress, trademarks and service marks, trademark and service mark registrations, trademark and service mark applications (collectively, “Trademarks”), and any and all goodwill associated with and symbolized by the foregoing items, (d) Internet domain name registrations, Internet and World Wide Web URLs or addresses, (e) all copyrights, copyright registrations and applications therefor (collectively, “Copyrights”), and (f) all computer software, databases and data collections and all rights therein..

(ix) “Patent License Agreement” means the Patent License Agreement effective as of July 30, 2014 between the Company and UNM.

(x) “Third Party Intellectual Property” means any and all Intellectual Property owned by a third party.

(xi) “UNM Patents” means the patents and patent applications licensed by UNM to the Company under the Patent License Agreement.

(a) The Company (i) owns, or (ii) has the valid, and enforceable, as to the Company, right or license to, all Company IP Rights. To the Knowledge of the Company, the Company IP Rights are sufficient for the conduct of the business of the Company as currently conducted and as currently proposed by the Company to be conducted by the Company in all material respects, provided that the foregoing is not a representation of non-infringement by the Company, which is addressed solely by Section 2.8(l).

(b) The Company has not transferred ownership of any Intellectual Property that is or was Company-Owned IP Rights to any third party, or knowingly permitted the Company’s rights in any Intellectual Property that is or was Company-Owned IP Rights to enter the public domain or, with respect to any Intellectual Property for which the Company have submitted an application or obtained a registration, lapse (other than through the expiration of registered Intellectual Property at the end of its maximum statutory term).

(c) The Company solely owns all title to, each item of Company-Owned IP Rights and each item of Company Registered Intellectual Property, free and clear of any Encumbrances. To the Knowledge of the Company, the right, license and interest of the Company in and to all Third Party Intellectual Property Rights licensed by the Company from a third party are free and clear of all Encumbrances (excluding restrictions contained in the applicable written license agreements with such third parties) (for clarity, Company does not make any representation or warranty that the Third Party Intellectual Property Rights are free of Encumbrances).

(d) Neither the execution and delivery or effectiveness of this Agreement nor the performance of the Company’s obligations under this Agreement will cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Company-Owned IP Right, or impair the right of the Company or Purchaser to use, possess, sell or license any Company-Owned IP Right or portion thereof.

(e) Section 2.8(e) of the Company Disclosure Schedule sets forth a complete list as of the Agreement Date of all Company Registered Intellectual Property, including the owner(s) of each such item of Company Registered Intellectual Property and the jurisdictions in which each such item of Company Registered Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed. To the Knowledge of the Company, there are no actions that are required to be taken by the Company within 90 days of the Agreement Date with respect to any of the Company Registered Intellectual Property in order to avoid material prejudice to, impairment or abandonment of such Company Registered Intellectual Property.

(f) To the Knowledge of the Company, each issued patent included in Company Registered Intellectual Property, and each of the UNM Patents that is an issued Patent, is valid and enforceable (or in the case of patent applications included in the Company Registered Intellectual Property and the UNM Patents, subsisting). The Company Registered Intellectual Property listed in Section 2.8(f) of the Company Disclosure Schedule has been filed, prosecuted and maintained in compliance with applicable Legal Requirements, and is in good administrative standing (except as would not reasonably be expected to have a materially adverse impact on the Business). All registration, maintenance and renewal fees currently due in connection with the Company Registered Intellectual Property listed in Section 2.8(f) of the Company Disclosure Schedule have been paid and all documents, recordations and certificates in connection with such Company Registered Intellectual Property currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States, or to the Knowledge of the Company, foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Company Registered Intellectual Property and recording the Company’s ownership interests therein. None of the Company Registered Intellectual Property is currently involved in any interference, inventorship dispute, reissue, reexamination, opposition, or cancellation claim or proceeding or any claim or proceeding, provided that the foregoing applies only to the Knowledge of the Company with respect to an ex parte proceedings, and the Company has not received any written notice from any Person regarding any such claim or proceeding. To the Knowledge of the Company, there is no threatened claim or proceeding of the nature described in the immediately preceding sentence. The Company has not entered into any Contract granting any person the right to control the prosecution of any of the Company Registered Intellectual Property listed in Section 2.8(f) of the Company Disclosure Schedule.

(g) The Company shall not be as a result of the execution and delivery or effectiveness of this Agreement or the performance of the Company’s obligations under this Agreement, in breach of Company IP Rights Agreements and the consummation of the transactions contemplated by this Agreement will not result in the modification, cancellation, termination, suspension of, or acceleration of any payments under the Company IP Rights Agreements, or give any non-Company party to any Company IP Rights Agreement the right to do any of the foregoing. Following the Closing, the Company (as wholly-owned by Acquiror) will be permitted to exercise all of the Company’s rights under the Company IP Rights Agreements to the same extent the Company would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay.

(h) None of the Company IP Rights Agreements grants any third party exclusive rights to or under any Company-Owned IP Rights.

(i) There are no royalties, honoraria, fees or other payments payable by the Company to any Person after the Agreement Date (other than (i) one time, lump-sum fees payable for end-user or other licenses to generally commercially available services or products and (ii) salaries payable to employees, consultants and independent contractors not contingent on or related to use of their work product) as a result of the ownership, use, possession, license-in, license-out, sale, marketing, advertising or disposition of any Company IP Rights by the Company.

(j) To the Knowledge of the Company, there is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any Company-Owned IP Rights, by any third party, including any employee or former employee of the Company. The Company has not brought any action, suit or proceeding for infringement or misappropriation of any Company-Owned IP Rights or breach of any Company IP Rights Agreement. The Company has not entered into any Contract granting any Person the right to bring infringement, or misappropriation actions with respect to, or otherwise to enforce rights with respect to, any of the Company-Owned IP Rights.

(k) The Company has not been sued in any suit, action or proceeding (or received any written notice or, to the Knowledge of the Company, threat thereof) which involves a claim of infringement or misappropriation of any Third Party Intellectual Property Rights or which contests the validity, ownership or right of the Company to own or exercise any Company IP Rights and to the Company’s Knowledge no reasonable grounds exist for any such suit, action or proceeding relating to misappropriation. The Company has not received any written communication inviting the Company to take a license or offering to grant to the Company any other rights or immunities under any Third Party Intellectual Property Rights.

(l) The Company has not received any formal written opinion of patent counsel that any Company Product or the operation of the business of the Company as previously or currently conducted or as proposed to be conducted by the Company infringes or misappropriates or will infringe any Third Party Intellectual Property Rights. The Company is not infringing, misappropriating or violating and has not infringed, misappropriated or violated, and the contemplated development, manufacturing, offering, sale or license of Company Products (i.e., Protocells (as defined below)) covered by the Company Intellectual Property will not infringe, misappropriate or violate, the Intellectual Property Rights (excluding any patent applications) of any third party; provided that, for the avoidance of doubt, this representation is made only with respect to the development, manufacture, sale or use of a silica nanoparticle supporting a lipid bi-layer (“Protocells”) and does not extend to the manufacture, use or sale of any molecules, compounds or moieties that may be delivered using or incorporated into such Protocells.

(m) None of the Company-Owned IP Rights, the Company Products, or the Company is subject to any proceeding or outstanding order, or stipulation (A) restricting in any manner the use, transfer, or licensing by the Company of any Company-Owned IP Right or any Company Product, or which may affect the validity, use or enforceability of any such Company-Owned IP Right or Company Product, or (B) restricting the conduct of the business of the Company in order to accommodate Third Party Intellectual Property Rights.

(n) To the Knowledge of the Company, the Company has secured from all Persons who independently or jointly contributed to the conception, reduction to practice, creation or development of any Company-Owned IP Rights and Company Registered Intellectual Property unencumbered and unrestricted exclusive ownership of, all such third party’s Intellectual Property in such contribution that the Company does not already own by operation of law and such third party has not retained any rights or licenses with respect thereto. Without limiting the foregoing, to the Knowledge of the Company, the Company has obtained proprietary information and invention disclosure and assignment agreements from all current and former employees and consultants of the Company, waiving all moral rights (to the extent applicable), and waiving any right or interest in and to any royalty or other remuneration provided by local custom, administrative regulation, governmental statute or otherwise.

(o) Except as set forth in Section 2.8(o) of the Company Disclosure Schedule, no government funding, facilities of a university, college, or other educational institution or educational research center, was used in the creation or development of any Company-Owned IP Rights. The Company is not a party to any contract, license or agreement with any Governmental Entity that grants to such Governmental Entity any right or license with respect to any Company-Owned IP Rights.

2.9 Protection of Intellectual Property and Confidential Information.

(a) No current or former employee, consultant or independent contractor of the Company: (i) is in violation of any term or covenant of any Contract relating to employment, invention disclosure (including patent disclosure), invention assignment, non-disclosure or any other Contract with any other party by virtue of such employee’s, consultant’s or independent contractor’s being employed by, or performing services for, the Company or using trade secrets or proprietary information of others without permission; or (ii) has developed, created or discovered any Company-Owned IP Rights for the Company that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights to any Intellectual Property in the Company-Owned IP Rights.

(b) The employment of any employee of the Company or the use by the Company of the services of any consultant or independent contractor does not subject the Company to any Liability to any third party for improperly soliciting such employee, consultant or independent contractor to work for the Company, whether such Liability is based on contractual or other legal obligations to such third party.

(c) No current or former employee, consultant or independent contractor of the Company has any right, license, claim or interest whatsoever in or with respect to any Company-Owned IP Rights, nor any option to obtain any such right, license, claim or interest.

(d) The Company has taken commercially reasonable steps to protect and preserve the confidentiality of all confidential or non-public information included in the Company-Owned IP Rights, including, but not limited to, trade secrets (“Confidential Information”). Company’s use, disclosure or appropriation of third party confidential information has been in compliance in all material respects with the terms of the applicable written Contract between the Company and such third party. All current and former employees and consultants of the Company having access to Confidential Information or proprietary information of any of their respective customers or business partners have executed and delivered to the Company an agreement regarding the protection of such Confidential Information or proprietary information (in the case of proprietary information of the Company’s customers and business partners, to the extent required by such customers and business partners).

(e) Neither the Company nor, any other Person then acting on the Company’s behalf has disclosed, delivered or licensed to any third party Person, agreed to disclose, deliver or license to any third party Person, or permitted the disclosure or delivery to any escrow agent or other third party Person of, any Company Proprietary Specifications. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by the Company or any Person then acting on the Company’s behalf to any third party Person of any Company Proprietary Specifications.

2.10 Compliance with Law and Documents; Permits.

(a) The Company has complied in all material respects with, is not in violation of, and has not received any notices of violation with respect to, any applicable Legal Requirement with respect to the conduct of its business, or the ownership or operation of its business. To the Company’s Knowledge, no event has occurred, and no condition or circumstance exists, that will (with or without notice or lapse of time) constitute or result in a material violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement.

(b) The Company has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which the Company currently operates or holds any interest in any of its assets or properties or (ii) that is required for the operation of the Business or the holding of any such interest (all of the foregoing consents, licenses, permits, grants, and other authorizations, collectively, the “Company Authorizations”), and all of the Company Authorizations are in full force and effect. The Company has not received any notice or other communication from any Governmental Entity regarding (i) any actual or possible violation of law or any Company Authorization or any failure to comply with any term or requirement of any Company Authorization or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Company Authorization. The Company has materially complied with all of the terms of the Company Authorizations. None of the Company Authorizations will be terminated or impaired, or will become terminable, in whole or in part, as a result of the consummation of the transactions contemplated by this Agreement.

(c) No investigation or review by any Governmental Entity with respect to the Company or its business is pending or, to the Knowledge of the Company, threatened.

(d) All Company Products sold or delivered by the Company and all services provided by or through the Company on or prior to the Closing Date conform to applicable contractual commitments in all material respects and applicable Legal Requirements.

(e) The Company has complied with all applicable Legal Requirements and its internal privacy policies relating to the use, collection, storage, disclosure and transfer of any personally identifiable information collected by the Company. The execution, delivery and performance of this Agreement, will comply with all applicable Legal Requirements relating to privacy and with the Company’s privacy policies. Since January 1, 2011, the Company has not received a written complaint regarding the Company’s collection, use or disclosure of personally identifiable information.

2.11 Title to Property and Assets. The Company owns its tangible properties and assets free and clear of all Encumbrances, except for liens for the payment of Taxes that are not yet delinquent or that are being contested in good faith by appropriate proceedings and liens, encumbrances and security interests which arise in the ordinary course of business, and Encumbrances which do not affect the use or ownership of properties and assets of the Company in any material respect. With respect to the tangible property and assets it leases, the Company is in material compliance with all such leases. The Company does not own any real property

2.12 Company Financial Statements.

(a) Attached as Section 2.12(a) of the Company Disclosure Schedule are the Company’s unaudited balance sheet dated December 31, 2013 and statement of operations for the year then ended and unaudited balance sheets dated June 30, 2013 and June 30, 2014 and statement of operations the six months then ended (such latter date being referred to herein as the “Company Balance Sheet Date” and all such financial statements being collectively referred to herein as the “Company Financial Statements”). Such Company Financial Statements (a) are in accordance with the books and records of the Company, (b) present fairly in all material respects the financial condition of the Company at the date or dates therein indicated and the results of operations for the period or periods therein specified, and (c) have been prepared in accordance with GAAP, except they do not contain the footnotes required by GAAP.

(b) The Company does not have any material Liabilities, other than (i) those set forth or adequately provided for in the balance sheet included in the Company Financial Statements as of the Company Balance Sheet Date, (ii) those incurred in the conduct of the Company’s business since the Company Balance Sheet Date in the ordinary course, consistent with past practice, which are of the type that ordinarily recur and, individually or in the aggregate, are not material in nature or amount, (iii) those incurred by the Company in connection with the negotiation and execution of this Agreement or the performance by the Company of its obligations hereunder, and (iv) liabilities that are listed on Section 2.12(b) of the Company Disclosure Schedule. Without limiting the foregoing, there are no Unscheduled Liabilities and all Permitted Liabilities are listed on Schedule 1.16. Except for liabilities reflected in the Company Financial Statements, the Company has no off balance sheet liability of any nature to, or any financial interest in, any third party or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of debt expenses incurred by the Company.

(c) Neither the Company, nor to the Company’s Knowledge, any current or former employee, advisor, consultant or director of the Company, has identified or been made aware of any fraud, whether or not material, that involves the Company’s management or other current or former employees, consultants, advisors or directors of the Company who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company, or any claim or allegation regarding any of the foregoing.

2.13 Activities Since the Company Balance Sheet Date. Between the Company Balance Sheet Date and the Closing Date:

(a) the Company has not declared or paid any dividends, or authorized or made any distribution upon or with respect to any Company Common Stock;

(b) the Company has not incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of $10,000 or in excess of $25,000 in the aggregate;

(c) the Company has not made any loans, guarantees or advances to any Person, other than ordinary advances for expenses;

(d) the Company has not sold, exchanged or otherwise disposed of any material assets or rights other than non-exclusive licenses in the ordinary course of its business;

(e) the Company has not entered into any transactions with any of its officers, directors or employees or any entity controlled by any of such individuals;

(f) there has not been any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operating results or business of the Company;

(g) there has not been any waiver by the Company of a valuable right or of a material debt owed to it;

(h) there has not been any material change or amendment to a material contract or arrangement by which the Company or any of its assets or properties is bound or subject, except for changes or amendments which are expressly provided for in this Agreement and the Company Related Agreements;

(i) there has not been any material increase in any compensation with regard to any employee, officer, or director of the Company;

(j) there has not been any resignation or termination of employment of any officer or key employee of the Company and the Company has no Knowledge of any impending resignation or termination of employment of any such officer or key employee, except as expressly provided for in this Agreement;

(k) there has not been any change in any Tax election or method of tax accounting relating to Taxes of the Company, or any settlement or final determination of any Tax audit, claim, investigation, litigation or other proceeding or assessment;

(l) there has not occurred any event or events that have had, or could reasonably be expected to have, a Material Adverse Effect as to the Company; and

(m) there has not been any arrangement or commitment by the Company or any other Person acting on its behalf to do any of the things described in this Section 2.13.

2.14 No Finder’s Fees. The Company neither is nor will be obligated for any finder’s or broker’s fee or commission in connection with the transactions contemplated by this Agreement.

2.15 Insurance. Section 2.15 of the Company Disclosure Schedule lists all insurance policies (by policy number, insurer, location of property insured, annual premium, expiration date, and amount and scope of coverage) held by Company, copies of which have been provided to Acquiror. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid and the Company is otherwise in compliance with the terms of such policies and bonds. All such policies and bonds remain in full force and effect, and the Company has no Knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

2.16 Tax Returns and Payments.

(a) The Company has timely filed all Tax Returns required by law. All Tax Returns are true and complete in all material respects. The Company has paid all Taxes due (whether or not reflected on a Tax Return).

(b) The Company has withheld (within the time and in the manner prescribed by Legal Requirements) from employee wages or consulting compensation and paid over to the proper governmental authorities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all Legal Requirements, including federal and state income Taxes, Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act, relevant state income and employment Tax withholding laws.

(c) The Company will not be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a Taxable period filed or made on or before the Closing Date, (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or before the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, or (iv) any prepaid amount received on or prior to the Closing Date.

(d) There are (i) no audits pending or, to the Knowledge of the Company, threatened against the Company by any Tax Authority, (ii) no extensions of any statute of limitations on the assessment of any Taxes granted by the Company currently in effect and (iii) no agreements to any extension of time for filing any Tax Return that has not been filed.

(e) The Company has not received any written notice from any Tax Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

(f) There is no agreement, plan, arrangement or other Contract covering any current or former employee or other service provider of the Company or to which the Company is a party or by which the Company is bound that, considered individually or considered collectively with any other agreements, plans, arrangements or other Contracts, will, or could reasonably be expected to, as a result of the transactions contemplated hereby (whether alone or upon the occurrence of any additional or subsequent events), give rise directly or indirectly to the payment of any amount that could be expected to be non-deductible under Section 162 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) or characterized as a “parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax law). Section 2.16(f) of the Company Disclosure Schedule lists each Person who is, with respect to the Company, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder).

(g) Section 2.16(g) of the Company Disclosure Schedule lists all “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) to which the Company is a party. Each such nonqualified deferred compensation plan to which the Company is a party complies with the requirements of paragraphs (2), (3) and (4) of Section 409A(a) by its terms and has been operated in accordance with such requirements. No event has occurred that would be treated by Section 409A(b) as a transfer of property for purposes of Section 83 of the Code. The Company is under no obligation to gross up any Taxes under Section 409A of the Code.

(h) Neither the Company nor the Acquiror has incurred or will incur any liability or obligation to withhold or report taxes under Section 409A of the Code with respect to any amounts deemed to be compensation subject to Section 409A of the Code.

(i) The Company has delivered to Acquiror true, correct and complete copies of all election statements under Section 83(b) of the Code, together with evidence of timely filing of such election statements with the appropriate IRS Center with respect to any Company Common Stock that was initially subject to a vesting arrangement or to other property issued by the Company to any of its employees, non-employee directors, consultants or other service providers.

(j) The Company is not and has not been a member of any consolidated, combined, affiliated, unitary or aggregate group for Tax purposes.

(k) The Company has not been a U.S. Real Property Holding Company within the meaning of Section 897 the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(l) The Company has no knowledge, after reasonable inquiry of tax counsel, that, as of the Agreement Date, it has taken or agreed to take any action that would reasonably be expected to prevent the Merger from constituting a reorganization under Section 368(a) of the Code.

2.17 List of Material Agreements.

(a) Section 2.17(a) of the Company Disclosure Schedule contains a complete list of all Contracts to which the Company is a party or is bound that involve:

(i) transactions and agreements between the Company and any of its officers, directors, affiliates, or any affiliate thereof;

(ii) obligations (contingent or otherwise) of, or payments to, the Company in excess of $10,000 per annum;

(iii) all licenses, sublicenses and other Contracts pursuant to which the Company or any Affiliate has (A) granted any Person any right or interest in any Company IP Rights, or (B) agreed to any restriction on the right of the Company or any Affiliate to use or enforce any Company-Owned IP Rights or pursuant to which the Company or any Affiliate agrees to encumber, transfer or sell rights in or with respect to any Company-Owned IP Rights;

(iv) other than Contracts for generally available commercial products or services that have an individual acquisition cost of $10,000 or less, all licenses, sublicenses and other Contracts to which the Company is a party and pursuant to which the Company acquired or is authorized to use any Third-Party Intellectual Property rights used in the development, marketing or licensing of the Company Products;

(v) the grant of rights to reproduce, license, market, or sell its products or services to any other Person or relating to the advertising or promotion of the business of the Company or pursuant to which any third parties advertise on any websites operated by the Company;

(vi) any contract providing for the development of any compound, product or product candidate, technology or Intellectual Property Rights, independently or jointly, (A) by or (B) for the Company, including, but not limited to, any or any sponsored research, material transfer, proof-of-concept, collaboration, development or co-development agreement; any contract to license or authorize any third party to manufacture any Company Products (other than Company employee invention assignment agreements);

(vii) any Contract involving a supply or tolling agreement or arrangement (including without limitation, any Contract for the supply of raw materials, intermediates, bulk or finished drug product, research, clinical trial, development, distribution, or sale) that commits the Company or any Affiliate to purchase goods or services or to sell any supplies for clinical studies or commercial use;

(viii) indemnification obligations of the Company to any officer, director, employee or agent of the Company;

(ix) any merger, acquisition, consolidation, sale or other business combination or divestiture transaction of the Company, other than transactions involving the Acquiror;

(x) any agreement pursuant to which any other party is granted exclusive rights or “most favored party” rights, rights of refusal, rights of first negotiation or similar rights and/or terms of any type or scope with respect to any of its products, technology, Intellectual Property or business to any Person, any Contract otherwise limiting the right of the Company or any of its Affiliates to sell, distribute or manufacture any products or services or to purchase or otherwise obtain any products or services, or any Contract containing any non-competition covenants or other restrictions relating to the Company’s business activities; or limits the freedom of the Company to engage or participate, or compete with any other Person, in any line of business, market or geographic area, or to make use of any Company -Owned IP Rights, or

(xi) all licenses, sublicenses and other Contracts relating to the hosting of any Company website;

(xii) any Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

(xiii) any Contracts relating to the membership of, or participation by, the Company in, or the affiliation of the Company with, any industry standards group or association;

(xiv) any settlement agreement;

(xv) any Contract with Governmental Entity or relating to any grants or funding by any Government Entity;

(xvi) any Contract pursuant to which rights of any third party are triggered or become exercisable, or under which any other consequence, result or effect arises, in connection with or as a result of the execution of this Agreement or the consummation of the Merger or other transactions contemplated hereunder, either alone or in combination with any other event; (xiv) any confidentiality, secrecy or non-disclosure Contract other than any such Contract entered into by the Company in the ordinary course of business consistent with past practice; or

(xvii) any other transaction material to the Company’s business, properties, financial condition or results of operations (collectively, the “Company Material Agreements”).

(b) No Breach. The Company has not materially breached, nor does the Company have any Knowledge of any claim or threat that the Company has breached, any term or condition of (i) any Company Material Agreement, or (ii) any other agreement, contract, lease, license, instrument or commitment, in each case, that, individually or in the aggregate, would result in a material liability. Each Company Material Agreement is in full force and effect and, to the Company’s Knowledge, no other party to such Company Material Agreement is in default thereunder.

(c) To the Company’s Knowledge, the agreements listed in Section 2.17(c) of the Company Disclosure Schedule (i) are in full force and effect and (ii) constitute all of the agreements in effect as of the Agreement Date between Sandia Corporation, STC.UNM and The Regents of the University of New Mexico regarding the Commercialization Agreement Licensed Patents (each as defined in the Patent License Agreement) licensed to the Company pursuant to the Patent License Agreement.

2.18 Certificate; Bylaws; Minute Books; Books and Records. The Company’s certificate of incorporation and bylaws are in the form previously provided to Acquiror. The minute books of the Company, as made available to Acquiror, contain, in all material respects, a complete summary of all meetings and complete and true copies of all consents of directors and stockholders since the time of incorporation. The books and records of the Company, as made available to Acquiror: (a) are in all material respects true, complete and correct, (b) have been maintained in accordance with the Company’s business practices on a basis consistent with prior years, (c) are stated in reasonable detail and fairly reflect in all material respects the transactions and dispositions of the assets of the Company, and (d) fairly reflect in all material respects the basis for the Company Financial Statements.

2.19 Employee Matters.

(a) Section 2.19(a) of the Company Disclosure Schedule lists, with respect to the Company (i) all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) each loan to an employee, (iii) all stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Section 125 of the Code), dependent care (Section 129 of the Code), life insurance or accident insurance plans, programs or arrangements, (iv) all bonus, pension, profit sharing, savings, severance, retirement, deferred compensation or incentive plans, programs or arrangements and (v) all employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of the Company remain for the benefit of, or relating to, any present or former employee, consultant, advisor or non-employee director of the Company, and (vi) any collective bargaining agreement or agreement with a labor union or syndicate (all of the foregoing described in clauses (i) through (v), collectively, the “Company Employee Plans”).

(b) Neither the Company, nor any Subsidiary of the Company, has ever sponsored or maintained a Company Employee Plan that is or was intended to be qualified under Section 401(a) of the Code. The Company does not sponsor or maintain any self-funded employee benefit plan, including any plan to which a stop-loss policy applies.

(c) None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or similar state law. No Company Employee Plan is covered by, and the Company has not incurred nor expects to incur any liability under Title IV of ERISA or Section 412 of the Code. Each Company Employee Plan, other than a Company Employee Plan described in Subsection (a)(ii) or (v) above, can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Acquiror, the Surviving Corporation (other than ordinary administrative expenses typically incurred in a termination event). There are no other entities that are or should be part of a controlled group that includes the Company pursuant to Code Sections 414(b), (c), (m), or (o).

(d) The Company does not currently maintain, sponsor, participate in or contribute to, nor has ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(e) The Company is not a party to, nor has made any contribution to or otherwise incurred any obligation under, any “multiemployer plan” as such term is defined in Section 3(37) of ERISA or any “multiple employer plan” as such term is defined in Section 413(c) of the Code.

(f) To the Company’s Knowledge, no employee of the Company, nor any consultant or advisor with whom the Company has contracted, is in violation of any term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, the Company; and to the Company’s Knowledge the continued employment by the Company of its present employees, and the performance of the Company’s contracts with its independent contractors, will not result in any such violation.

(g) Other than as expressly contemplated by this Agreement, none of the execution and delivery of this Agreement, the consummation of the Merger or any other transaction contemplated hereby or any termination of employment or service or any other event in connection therewith or subsequent thereto will, individually or together or with the occurrence of some other event, (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any Person, (ii) increase or otherwise enhance any benefits otherwise payable by the Company, (iii) result in the acceleration of the time of payment or vesting of any such benefits, except as required under Section 411(d)(3) of the Code, (iv) increase the amount of compensation due to any Person, or (v) result in the forgiveness in whole or in part of any outstanding loans made by the Company to any Person.

(h) The Company is in compliance in all material respects with all currently applicable Legal Requirements respecting employment, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors, consultants and advisors), wages, hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act, and is not engaged in any unfair labor practice. The Company has paid in full to all employees, independent contractors and consultants all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, independent contractors and consultants, including any compensation due pursuant to applicable Legal Requirements.

(i) The employment of the employees of the Company is “at will” and the Company does not have any obligation to provide any particular form or period of notice prior to terminating the employment of any of their respective employees, except as set forth on Section 2.18(j) of the Company Disclosure Schedule. Except as expressly provided for in this Agreement, the Company does not have a present intention to terminate the employment of any officer, key employee or group of employees.

(j) The Company has provided to Acquiror a true, correct and complete list of the names, positions and rates of compensation of all officers, directors, and employees of the Company, showing each such person’s name, position, base annual remuneration, status as exempt/non-exempt, bonuses and fringe benefits for the current fiscal year and the most recently completed fiscal year.

(k) The Company has provided to Acquiror a true, correct and complete list of all of its consultants, advisors and independent contractors and for each the initial date of the engagement and whether the engagement has been terminated by written notice by either party and a summary of the financial arrangement with each.

(l) The Company has provided to Acquiror true, correct and complete copies of each Company Employee Plan disclosed on the Company Disclosure Schedule and any material documents related thereto. The Company has delivered to Acquiror true and complete copies of all election statements under Section 83(b) of the Code that are in the Company’s possession with respect to any unvested securities or other property issued by the Company to any of its employees, non-employee directors, consultants and other service providers.

(m) Each Company Employee Plan complies, in both form and operation, in all material respects, with its terms, ERISA, if applicable and the Code, if applicable, and no condition exists or event has occurred with respect to any such plan which would result in the incurrence by the Company or Acquiror of any liability, fine or penalty.

2.20 Environmental and Safety Laws. To its Knowledge, the Company is not in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and to its Knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation. No Hazardous Materials (as defined below) are used or have been used, stored, or disposed of, except in compliance with applicable Legal Requirements, by the Company or, to the Company’s Knowledge, by any other Person on any property owned, leased or used by the Company. For the purposes of the preceding sentence, “Hazardous Materials” shall mean (a) materials which are listed or otherwise defined as “hazardous” or “toxic” under any applicable local, state, federal and/or foreign laws and regulations that govern the existence and/or remedy of contamination on property, the protection of the environment from contamination, the control of hazardous wastes, or other activities involving hazardous substances, including building materials, or (b) any petroleum products or nuclear materials.

2.21 Executive Officers. To the Knowledge of the Company, no executive officer or founder of the Company (i) has been convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding minor traffic violations) or (ii) is or has been subject to any judgment or order of, the subject of any pending civil or administrative action by the U.S. Securities and Exchange Commission (“SEC”) or any self-regulatory organization.

2.22 Interested Party Transactions. None of the officers and directors of the Company and, to the Knowledge of the Company, none of the employees or shareholders of the Company, nor any immediate family member of an officer, director, employee or shareholder of the Company, has any direct or indirect ownership, participation, royalty or other interest in, or is an officer, director, employee of or consultant or contractor for any firm, partnership, entity or corporation that competes with, or does business with, or has any contractual arrangement with, the Company (except with respect to any interest in less than 5% of the stock of any corporation whose stock is publicly traded). None of said officers, directors, employees or shareholders or any member of their immediate families, is a party to, or to the Knowledge of the Company, otherwise directly or indirectly interested in, any Contract to which the Company is a party or by which the Company or any of its assets or properties may be bound or affected, except for normal compensation for services as an officer, director or employee thereof. To the Knowledge of the Company, none of said officers, directors, employees, shareholders or immediate family members has any interest in any property, real or personal, tangible or intangible (including any Intellectual Property) that is used in, or that relates to, the business of the Company, except for the rights of shareholders under applicable Legal Requirements.

2.23 Anti-Corruption. Neither the Company nor any of its officers or directors, nor to the Company’s Knowledge, any Person associated with or acting for or on behalf of the Company, have directly or indirectly, unlawfully: (a) made or attempted to make or promised any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of what form, whether in money, property, or services in order (i) to obtain favorable treatment for business or Contracts secured, (ii) to pay for favorable treatment for business or Contracts secured, (iii) to obtain special concessions or for special concessions already obtained, or (iv) in violation of any requirement of applicable Legal Requirements, or (b) established or maintained any fund or asset that has not been recorded on the Company’s books and records.

2.24 Certain Regulatory Matters.

(a) The Company has conducted, and is conducting, its business in compliance with all applicable rules and regulations including, without limitation, applicable portions of the FD&C Act, the PHSA, and applicable similar laws outside of the United States.

(b) (i) the Company has obtained all consents, clearances, approvals, certifications, authorizations, licenses and permits of, and has made all material filings with, or notifications to, all Regulatory Authorities pursuant to applicable requirements of all Regulatory Authority regulations, and all material applicable Legal Requirements, including all consents, clearances, approvals, certifications, authorizations, licenses, and permits to permit the design, development, testing, and manufacture of the Company Product in jurisdictions where it currently conducts such activities, (ii) all representations made by the Company in connection with any such consents, clearances, approvals, certifications, authorizations, licenses, permits, filings and notifications were true and correct in all material respects at the time such representations and warranties were made.

(c) Neither the Company nor, to the Company’s Knowledge, any officer, employee or agent of the Company, has made an untrue statement of a material fact or fraudulent statement to any Regulatory Authority or other Governmental Entity, failed to disclose a material fact required to be disclosed to any Regulatory Authority or other Governmental Entity, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for any Regulatory Authority or other Governmental Entity to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar law outside of the United States.

(d) To the Company’s Knowledge, the Company has not used in any capacity the services of any Persons debarred under any country’s debarment provisions, including, but not limited to, subsections 306(a) or 306(b) of the Generic Drug Enforcement Act of 1992, disqualified as a testing facility under CFR Part 58, subpart K, or disqualified as a clinical investigator under 21 CFR 312.70, in connection with any of the services performed by Company or its contractors. To the Company’s Knowledge, there are no pending or threatened actions, suits, claims, investigations or legal or administrative proceedings relating to the debarment or disqualification of any Person performing any services for Company. Neither the Company nor, to the Company’s Knowledge, any officer, employee or agent of the Company or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which such person or entity could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act or any similar applicable Legal Requirement.

2.25 No Misleading Statement or Omissions. To the Company’s Knowledge, no representation or warranty of the Company made in this Agreement, the Disclosure Schedule or the Schedules and Exhibits attached hereto or any written final executed statement or certificate furnished or to be furnished to Acquiror pursuant hereto or in connection with the transactions contemplated hereby (when read together) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they are made, not misleading. To the Company’s Knowledge, the Company has disclosed to Acquiror all material information of which it is aware relating specifically to the operations and business of the Company as of the date of this Agreement or relating to the transactions contemplated by this Agreement.

ARTICLE III

Representations and Warranties of Acquiror and Merger Sub

Acquiror and Merger Sub jointly and severally represent and warrant to each of the Company Stockholders as follows:

3.1 Organization and Standing. Each of Acquiror and Merger Sub is a corporation duly incorporated and organized, validly existing and in good standing under the laws of the State of Delaware. Each of Acquiror and Merger Sub has the requisite corporate power and authority to enter into and perform this Agreement and all other agreements required to be entered into and performed by Acquiror or Merger Sub, as applicable, under this Agreement (the “Acquiror Related Agreements”), to own and operate its properties and assets and to carry on its business as currently conducted and to issue the Shares as contemplated hereunder. Acquiror is duly qualified and is authorized to transact business and is in good standing as a foreign corporation in each jurisdiction in which the failure so to qualify would have a Material Adverse Effect as to the Acquiror.

3.2 Due Authorization. Each of Acquiror and Merger Sub has all requisite corporate power and authority to enter into this Agreement and the Acquiror Related Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Acquiror Related Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by Acquiror’s and Merger Sub’s respective board of directors. This Agreement has been duly executed and delivered by Acquiror and Merger Sub and constitutes the valid and binding obligation of Acquiror and Merger Sub, enforceable against Acquiror and Merger Sub in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.3 Valid Issuance. The Shares, when issued as provided in this Agreement, will be duly authorized and validly issued, fully paid and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement, the Acquiror’s certificate of incorporation, as amended, and under applicable state and federal securities laws, as further described in Section 4.5.

3.4 Governmental Consents. Except for the filing of the Certificate of Merger, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local Governmental Entity is required on the part of the Acquiror or Merger Sub in order to enable Acquiror or Merger Sub to execute, deliver and perform its obligations under this Agreement or the Acquiror Related Agreements, except for such qualifications or filings under applicable securities laws as may be required in connection with the transactions contemplated by this Agreement. All such qualifications and filings will, in the case of qualifications, be effective upon the Closing and will, in the case of filings, be made within the time prescribed by law.

3.5 Prior Sub Operations. Merger Sub is a wholly owned, direct subsidiary of Acquiror, was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby

3.6 No Finder’s Fees. Acquiror neither is nor will be obligated for any finder’s or broker’s fee or commission in connection with the transactions contemplated by this Agreement.

3.7 Litigation. There is no Action pending, or, to the Acquiror’s Knowledge, currently threatened, against the Acquiror, that could reasonably be expected to prevent, materially delay or materially impair the ability of Acquiror to consummate the transactions contemplated by this Agreement.

3.8 Non-contravention. The execution, delivery and performance by the each of the Acquiror and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any material violation or material breach of any material provision of the certificate of incorporation or bylaws of either the Acquiror or Merger Sub, (b) assuming compliance with the matters referred to in Section 3.4, contravene, conflict with or result in a material violation or material breach of any material provision of any applicable Legal Requirement, (c) assuming compliance with the matters referred to in Section 3.4, require any consent or other action by any Person under, constitute a material default, or an event that, with or without notice or lapse of time or both, would constitute a material default, under, or cause or permit the termination, cancellation, acceleration or other material change of any right or obligation or the loss of any material benefit to which either the Acquiror or Merger Sub is entitled under any material provision of any Contract binding on Acquiror or Merger Sub.

3.9 Acquiror Capitalization.

(a) As of the Agreement Date, the authorized capital stock of the Acquiror consists of 200,000,000 million shares of Acquiror Common Stock, 10,000,000 shares of Acquiror Preferred Stock and 12,500 shares of Acquiror UA Preferred Stock. As of the Agreement Date, (i) 70,810,631 shares of Acquiror Common Stock have been issued and are outstanding and 129,189,369 shares of Acquiror Common stock are held in treasury, (ii) no shares of Acquiror Preferred Stock have been issued or are outstanding, and (iii) 12,500 shares of Acquiror UA Preferred Stock have been issued and are outstanding.

(b) As of the Agreement Date, except for (i) 8,383,417 shares of Acquiror Common Stock reserved for issuance under Acquiror’s equity incentive plans, under which option to purchase 4,609,237 shares are outstanding (including options granted outside of Acquiror’s equity incentive plans) and option to purchase 550,563 shares of Acquiror Common Stock have been exercised and are reflected in the number of outstanding shares of Acquiror Common Stock set forth above, and (ii) warrants to purchase 8,230,848 shares of Acquiror Common Stock, there are no outstanding options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase of acquisition from Acquiror of any shares of its capital stock or any securities convertible into or ultimately exchangeable or exercisable for any shares of Acquiror’s capital stock.

3.10 Reorganization Matters. Acquirer has no knowledge, after reasonable inquiry of tax counsel, that, as of the Agreement Date, it has taken or agreed to take any action that would reasonably be expected to prevent the Merger from constituting a reorganization under Section 368(a) of the Code.

ARTICLE IV

Additional Agreements

4.1 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including Transaction Expenses) shall be paid by the party incurring such expense, provided, however, that Acquiror will assume and pay subject to, and conditional upon, the Closing, the Company’s Transaction Expenses (provided that a final bill for all services rendered to Company through Closing is submitted to Acquiror within 10 Business Days of Closing), not to exceed $500,000 (the “Covered Transaction Expenses”).

4.2 Corporate Matters. The Company shall, at the Closing (or as soon as reasonably practicable thereafter), deliver to Acquiror the minute books containing the records of all proceedings, consents, actions and meetings of the Company Board, committees of the Company Board and stockholders of the Company and the stock ledgers, journals and other records reflecting all stock issuances and transfers.

4.3 Further Action; Reasonable Best Efforts; Conduct of Business. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective the Merger, including, without limitation, using its commercially reasonable efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to contracts with the Company as are necessary for the consummation of the Merger. In case, at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their commercially reasonable efforts to take all such action. From the Agreement Date to the earlier of the termination of this Agreement or the Effective Time, the Company shall (i) conduct its business solely in the usual, regular and ordinary course in substantially the same manner as heretofore conducted (except to the extent expressly provided otherwise in this Agreement or as consented to in writing by Acquiror (such consent not to be unreasonably, withheld, delayed or conditioned)) and in compliance with all applicable legal requirements; (ii) refrain from entering into any material contract (including with UNM) without prior consent of the Acquiror; (iii) hire any employees or consultants unless approved by Acquiror; or (iv) transfer or license any Intellectual Property not approved in advance by Acquiror. From the Agreement Date to the earlier of the termination of this Agreement or the Effective Time, the Acquiror shall not (a) issue deliver or sell, or authorize of the issuance, delivery or sale of, any securities of the Acquiror, other than the issuance of any shares of Acquiror Common Stock upon the exercise of options or other convertible securities of the Acquiror that were outstanding as of the Agreement Date in accordance with the terms of those options or other convertible securities of the Acquiror as of the Agreement Date, (b) amendment of any term of any securities of the Acquiror (in each case, whether by merger, consolidation or otherwise) resulting in an increase in the number of shares of capital stock of the Acquiror (determined on a fully-diluted, as converted to Acquiror Common Stock basis) as of the Closing Date when compared to the number of shares of capital stock of the Acquiror (determined on a fully-diluted, as converted to Acquiror Common Stock basis) as of the Agreement Date, (ii) issue or grant options or other equity awards of the Acquiror that upon the vesting thereof, shall be exercisable or convertible, in the aggregate, for 5,000 or more shares of Acquiror Common Stock, or (c) agree or commit to take any of the actions referred to in clauses (a) through (b) of this sentence.

4.4 Tax Matters.

(a) Preparation and Filing of Tax Returns; Payment of Taxes. Acquiror shall prepare and timely file or cause to be prepared and timely filed all Tax Returns of the Company for any Taxable period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date that are filed after the Closing Date. Such Tax Returns shall be prepared in a manner consistent with the past practice of the Company. A draft of each such Tax Return (including any amended Tax Returns for a Pre-Closing Tax Period) shall be delivered to the Stockholders’ Agent at least five (5) Business Days prior to the due date for filing such Tax Return for the Stockholders’ Agent review and comment, to the extent Acquiror seeks recovery from the Company Stockholders with respect to such Tax Return. Acquiror shall not make any election under Section 338 of the Code with respect to the Company for a Pre-Closing Tax Period without the Stockholder’s Agent’s prior written consent, which shall not be unreasonably withheld. Acquiror shall not take any action outside the ordinary course of business on the Closing Date after the Closing that could increase the Company Stockholders’ liability for Pre-Closing Taxes. Acquiror shall pay or cause to be paid all Taxes due with respect to such Tax Returns, subject to the indemnification obligations of the Company Stockholders provided in Section 6.2 of this Agreement.

(b) Cooperation on Tax Matters. Acquiror, the Company, the Stockholders’ Agent, and the Company Stockholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Agreement and any action, suit, demand or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such action, suit, demand or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Acquiror, the Company, the Stockholders’ Agent, and the Company Stockholders agree to retain all books and records with respect to Tax matters pertinent to the Company relating to any Taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified by Acquiror, any extensions thereof), and to abide by all record retention agreements entered into with any Governmental Entity.

(c) Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other substantially similar Taxes and fees incurred in connection with this Agreement (collectively, “Transfer Taxes”) shall be paid by the Company Stockholders.

(d) Plan of Reorganization. This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).

(e) Reorganization Treatment. Each of the parties hereto agrees to report and treat the Merger for federal and state income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code and shall file all Tax Returns, including the filing of the statement required by Treasury Regulation Section 1.368-3, in a manner consistent with such treatment to the extent permitted by law. The Acquiror will not, during the period from Closing to the first anniversary thereof, (1) both (a) discontinue the Company’s business relating to Protocells and (b) fail to use a significant portion of the Company’s Protocells-related assets/technology in a business, or (2) re-purchase 20% or more of the Acquiror Total Common Shares issued in the Merger, in any such case, where any such action could reasonably be expected to cause the Merger to fail to qualify as a reorganization under the provisions of Section 368(a) of the Code.

(f) Refunds. The amount of any refund or credit of Taxes for a Pre-Closing Tax Period actually recognized by the Acquiror, net of any reasonable out of pocket expenses and any non-indemnified Tax cost to Acquiror of obtaining such refund or credit, shall be treated as a credit against, and shall be available to offset, the amount of any indemnification payments for Pre-Closing Taxes to which Parent would otherwise become entitled under Article VI .

4.5 Resale Restrictions; Registration Rights. Since Acquiror will issue shares of Acquiror Common Stock in the Merger in reliance on the exemption from registration under Section 4(2) of the Securities Act and/or Regulation D promulgated thereunder, and in reliance on the non-public offering securities exemption in the State of Washington (WAC 460-44A-050(2)), each Company Stockholder will complete a certification regarding accredited status and investment intent with respect to holding the Acquiror Common Stock and regarding meeting the other applicable eligibility requirements of such exemptions, and no Company Stockholder will (i) publicly offer or sell any such shares of Acquiror Common Stock except in compliance with Rule 144 promulgated under the Securities Act (or a registered offering as provided below) or (ii) otherwise dispose of any such shares except in compliance with the Securities Act and applicable blue sky laws and the rules and regulations thereunder. The shares of Acquiror Common Stock issued to Company security holders as Merger Consideration (“Shares”) will be subject to lock-up restrictions (i.e., lock-up agreements) for a period of 180 days following Closing (the “Lock-Up Period”). Each Company Stockholder, by virtue of the Merger and the conversion into Acquiror Common Stock of the Company Stock held by such Company Stockholder, shall be bound by this Section 4.5 and the securities evidencing the Shares will bear a legend as to the foregoing. However, concurrently with Closing, the Acquiror will grant the Founders “piggyback” registration rights with respect to the Shares on the terms and conditions of the Registration Rights Agreement attached as Exhibit C, which rights shall become effective upon the expiration of the Lock-Up Period.

4.6 Exclusivity. Until the earlier of the Effective Time or the termination of this Agreement, the Company will not, and will cause each of its officers, members of its board of directors, employees, agents, advisors, investment bankers, attorneys, accountants and other representatives not to, directly or indirectly, (i) solicit, seek, initiate, encourage, entertain or knowingly facilitate the making of any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Alternative Proposal (as defined below), (ii) disclose to any person any nonpublic information relating to the Company in connection with, or enter into, participate in, maintain or continue any discussions or negotiations regarding, any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Alternative Proposal, or (iii) agree to, accept, recommend or endorse (or publicly propose or announce any intention or desire to agree to, accept, recommend or endorse) any Alternative Proposal. For purposes of this Agreement, the term “Alternative Proposal” means any agreement, offer or proposal for, or any indication of interest in, any acquisition of the Company or all or any material portion of the Company’s assets or any equity interest in the Company, whether by way of a merger, consolidation, asset sale, stock purchase, tender offer or other business combination or otherwise, or any material, non-ordinary course development, license or joint venture transaction, other than any offer, proposal or indication of interest made by or on behalf of Acquiror.

4.7 No Dividends. Company will not make (or have made) any distributions to its stockholders, or any compensation-related adjustments or equity-related adjustments, in anticipation of the Merger.

4.8 Public Disclosure. Each party shall not, directly or indirectly, issue any press release or other public statement relating to the terms of this Agreement or the transactions contemplated hereby without the prior written approval of the other party, unless required by law (in which event a satisfactory opinion of counsel to that effect shall be first delivered to Acquiror prior to any such disclosure) and except as reasonably necessary for the Company to obtain the consents and approvals of the Company Stockholders and other third parties contemplated by this Agreement. Notwithstanding anything herein, (i) Acquiror and the Company shall mutually agree in writing on the form and content of the joint press release announcing the Merger and thereafter Acquiror may make such other public statements regarding this Agreement or the transactions contemplated hereby as Acquiror may determine is reasonably appropriate; provided that any such public statements (A) are consistent with such joint press release, (B) accurately reflect the terms of this Agreement and (C) are not disparaging toward the Company, and (ii) following the Agreement Date the Company and its representatives may discuss this Agreement and the transactions contemplated hereby with Company Stockholders and other parties in connection with seeking the consents and approvals contemplated herein.

4.9 Stockholder Approval And Board Recommendation.

(a) The Company shall use commercially reasonable efforts in accordance with this Agreement, the DGCL, its certificate of incorporation and its Bylaws to obtain a fully executed copy of the Unanimous Stockholder Consent securing the unanimous approval of the Company Stockholders the adoption of this Agreement and, thus, the material terms of the Merger. The Company shall obtain an executed copy of the Unanimous Stockholder Consent and applicable Investor Representation Letter from each Company Stockholder promptly, and in any event within six (6) hours following the execution and delivery of this Agreement by the Company. Promptly upon receipt of the fully executed Unanimous Stockholder Consent, the Company shall deliver a copy thereof to Acquiror.

(b) (i) The Company’s Board of Directors shall unanimously recommend that the Company Stockholders sign the Unanimous Stockholder Consent; (ii) any disclosure document distributed to the Company’s stockholders in connection with this transaction shall include a statement to the effect that the Company’s Board of Directors has unanimously recommended that the Company’s stockholders sign the Unanimous Stockholder Consent and effectively notifying the Company Stockholders of any appraisal rights they may have with respect to the Merger pursuant to Section 262 of the Delaware Law; and (iii) neither the Company’s Board of Directors nor any committee thereof shall withhold, withdraw, amend or modify, or propose or resolve to withhold, withdraw, amend or modify in a manner adverse to Acquiror, the unanimous recommendation of the Company’s Board of Directors that the Company Stockholders sign the Unanimous Stockholder Consent.

4.10 Directors’ and Officers’ Indemnification.

(a) For a period of six (6) years following the Effective Time, the Surviving Corporation or its successor shall fulfill and honor in all respects the obligations of the Company with respect to all rights to indemnification (including advancement of expenses) or exculpation existing in favor of, and all limitations on the personal liability of, any Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer, employee, fiduciary or agent of the Company under the Company’s certificate of incorporation or bylaws in any indemnification agreements in effect as of the date hereof and set forth in Section 2.17(a)(viii) of the Company Disclosure Schedule (each, a “D&O Indemnified Party” and collectively, the “D&O Indemnified Parties”). Notwithstanding the foregoing, the obligations of the Surviving Corporation or its successor (i) shall be subject to any limitation imposed by Legal Requirements and (ii) shall not be deemed to release any D&O Indemnified Party who is also an officer or director of the Company from his or her obligations pursuant to this Agreement or any agreement related to this Agreement. As of the date hereof, the Company hereby represents to Acquiror that (A) no claim for indemnification has been made as of the date hereof by any director or officer of the Company and (B) to the Knowledge of the Company, no basis exists for any claim for indemnification to be made by any director or officer of the Company.

(b) Notwithstanding anything in this Agreement to the contrary, the obligations under this Section 4.10 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party to whom this Section 4.10 applies without the consent of such affected D&O Indemnified Party.

ARTICLE V

Termination, Amendment and Waiver

5.1 Termination. At any time prior to the Closing, this Agreement may be terminated and the Merger abandoned by authorized action taken by the terminating party, whether before or after the Company Stockholder approval:

(a) by mutual written consent duly authorized by the Company Board and the Acquiror board of directors; or

(b) by either Acquiror or the Company giving written notice of termination to the other such party, if the Closing shall not have occurred on or before the thirtieth (30th) calendar day after the Agreement Date or such other date that Acquiror and the Company may agree upon in writing (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 5.1(b) shall not be available to any party whose breach of this Agreement has resulted in the failure of the Closing to occur on or before the Termination Date; or

(c) By the Acquiror giving written notice of termination to the Company, if the Company has not obtained the Unanimous Stockholder Consent contemplated by Section 1.4(a)(ix)(D) and Section 4.9(a) within six (6) hours after execution of this Agreement.

5.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 5.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Acquiror, Merger Sub, the Company or their respective officers, directors, stockholders or affiliates; provided, however, that (a) the provisions of Section 4.1 (Expenses), this Section 5.2 (Effect of Termination), Article VII (General Provisions) (other than Section 7.1) and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement and (b) nothing herein shall relieve any party hereto from liability in connection with any willful breach of such party’s representations, warranties or covenants contained herein.

5.3 Amendment. Subject to the provisions of applicable Legal Requirements, the parties hereto may amend this Agreement by authorized action at any time pursuant to an instrument in writing signed on behalf of each of the parties hereto (provided that after approval of this Agreement by the Company Stockholders, no amendment shall be made which by law required further approval by such stockholders without such further stockholder approval). To the extent permitted by applicable Legal Requirements, after the Closing, this Agreement may be modified by execution of an instrument signed in writing on behalf of Acquiror and former Company Stockholders who, just prior to the Effective Time, held a majority of the voting power of the Company Stock.

5.4 Extension; Waiver. At any time at or prior to the Closing, any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein, provided that any such agreement or waiver will only be valid and binding if contained in a written agreement signed by each party against whom the waiver is to be effective. Without limiting the generality or effect of the preceding sentence of this Section 5.4, no delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision in this Agreement.

ARTICLE VI

Escrow Fund and Indemnification

6.1 Escrow Fund. The Escrow Stock shall be deposited with Computershare Trust Company, N.A.as escrow agent (the “Escrow Agent”), such deposit, together with any dividends earned on the Escrow Stock, to constitute an escrow fund (the “Escrow Fund”), and to be governed by the provisions set forth herein and in the Escrow Agreement. The Escrow Fund shall be available to compensate Acquiror (on behalf of itself or any other Indemnified Person (as such term is defined in Section 6.2 below)) for any Indemnifiable Damages (as such term is defined in Section 6.2 below) pursuant to the indemnification obligations of the Company Stockholders under this Article VI. The escrow agent shall hold the Escrow Stock on behalf of the Company Stockholders, and the Company Stockholders shall be entitled to vote such stock while in escrow and to receive any dividends or distributions made thereon and shall be treated for all tax purposes as the record holder and owner of the Escrow Stock.

6.2 Indemnification. Subject to the limitations and exceptions set forth in this Article VI, the Company Stockholders shall severally indemnify and hold harmless Acquiror and its officers, directors, agents and employees, and each Person, if any, who controls or may control Acquiror within the meaning of the Securities Act (each of the foregoing being referred to individually as an “Indemnified Person” and collectively as “Indemnified Persons”) from and against any and all losses, liabilities, damages, fees, costs and expenses, including costs of investigation and defense and reasonable fees and expenses of lawyers, experts and other professionals (collectively, “Indemnifiable Damages”) actually suffered or incurred and that arise from or as a result of: (i) inaccuracies as of the Agreement Date or as of Closing in any representations and warranties made by Company in this Agreement, the Company Disclosure Schedule or any certificate delivered by Company pursuant to this Agreement, (ii) any breach of any covenants or agreements made by Company in this Agreement; (iii) Pre-Closing Taxes, provided, however that the Company Stockholders shall have no liability under this Section 6.2 for any Taxes to the extent such Taxes were taken into account under Section 1.16 as a Listed Liability, a Permitted Liability or an Unscheduled Liability; (iv) any claims by any Company Stockholder related to the Transaction (excluding claims brought by Stockholders’ Agent on their behalf) or any claims by any Company Stockholder or other person based on a claim that the total number of shares of Company Common Stock held by each such Person differs from that specified in the Spreadsheet, (v) any fraud or intentional misrepresentation by the Company, (vi) any inaccuracies in the Spreadsheet; (vii) any breach of a Non-Competition Agreement by a Founder and (viii) any Unscheduled Liabilities first identified or quantified post-Closing, to the extent that such Unscheduled Liabilities were not set off against the Merger Consideration otherwise deliverable at Closing; provided, however, in respect of clauses (i) and (ii) above, in regards to Section 2.8, Indemnifiable Damages shall not include any payment, license fee (upfront or residual), royalty payment or other similar obligation with respect to the acquisition or license of Intellectual Property by the Acquiror (or its Affiliates) directly or indirectly relating to Company IP Rights, unless such acquisition or license is pursuant to a court ordered judgment or written settlement arising out of commenced litigation; provided further, in respect of clause (vii) above, that the Acquiror shall not have the right to recover from (but may bring an indemnity claim within the General Survival Period) the Company Stockholders for indemnity under clause (vii) above unless, and until, the Acquiror has pursued an Action directly against the Founder committing such breach and exhausted all remedies available to the Acquiror directly from such Founder for Indemnifiable Damages actually suffered or incurred and that arise from or as a result of such breach of the Non-Competition Agreement by such Founder. Materiality and Material Adverse Change standards or qualifications in any representation, warranty or covenant shall only be taken into account in determining whether a breach of or default in connection with such representation, warranty or covenant (or failure of any representation or warranty to be true and correct) exists, and shall not be taken into account in determining the amount of any Indemnifiable Damages with respect to such breach, default or failure to be true and correct. Any indemnity payments made under this Agreement shall be treated as purchase price adjustments for federal and state income tax purposes.

6.3 Timing of Claims; Deductible; Limitations.

(a) Except for claims resulting from (A) breaches of representations and warranties made by the Company in Sections 2.1, 2.2, 2.4, 2.11 or 2.16 and (B) fraud, intentional misrepresentation or intentional or willful breach relating to the Company ((A) and (B) collectively, the “Fundamental Claims”) and except for (C) claims resulting from breaches of representations and warranties made by the Company in Section 2.8 (“IP Claims”), or (D) claims resulting from breaches of representations and warranties made by the Company in Section 2.19 (“EB Claims”) (IP Claims and EB Claims, collectively, “IP/EB Claims”) (for which the respective survival period are provided in Section 7.1), all indemnity claims must be brought prior to expiration of the General Survival Period, as provided in Section 7.1. Claims for inaccuracies of representations and warranties (other than Fundamental Claims or claims as to the existence of Unscheduled Liabilities), including IP/EB Claims, shall be subject to a cumulative deductible of $250,000 (the “Deductible”) and if aggregate claims exceed the Deductible, Acquiror shall be indemnified for the amount of such claims in excess of the Deductible.

(b) Indemnity claims (other than Fundamental Claims and IP/EB Claims) shall be satisfied solely from the Escrow Fund. Fundamental Claims and IP/EB Claims shall be first satisfied from the then-remaining portion of the Escrow Fund at the time that such Fundamental Claim or IP/EB Claim is finally resolved or satisfied, but may then be brought directly against the Company Stockholders if, and only if, the Escrow Stock has been exhausted; provided, however, that the total recovery for all IP/EB Claims, in the aggregate, shall not exceed the sum of (i) 30% of the Shares, plus (ii) the total number of shares of Escrow Stock remaining in the Escrow Fund at the time that such IP/EB Claim is finally resolved or satisfied.

(c) Claims payable from the Escrow Fund shall be satisfied on the basis of each Company Stockholders’ Pro Rata Share thereof. Claims payable by way of recovery directly from Company Stockholders shall be satisfied based on the Pro Rata Share of the Merger Consideration actually received by each Company Stockholder.

(d) The liability of any Company Stockholder shall be limited to the amount of Merger Consideration actually received by such Company Stockholder.

(e) For purposes of satisfying indemnity claims, shares of Escrow Stock shall be valued at the Reference Price.

(f) At the conclusion of the General Survival Period, a number of shares of Escrow Stock equal to (i) 50% of the original number of shares of Escrow Stock deposited at Closing, together with any dividends earned on such Escrow Stock, less (ii) the number of Shares having a value equal (at the Reference Price) to, an amount that the Acquiror, reasonably determines shall be necessary to satisfy the aggregate amount of all unresolved or unsatisfied claims for Indemnifiable Damages specified in any Officer’s Certificate delivered to the Stockholders’ Agent prior to expiration of the General Survival Period, shall be released and distributed to the Company Stockholders promptly (and in any event within ten (10) Business Days) after the expiration of the General Survival Period in accordance with each such Company Stockholder’s Pro Rata Share of the Escrow Stock to be released from the Escrow Fund. All Escrow Stock remaining in the Escrow Fund at the end of the IP/EB Claims Survival Period, together with any dividends earned on such Escrow Stock, less the number of Shares having a value equal (at the Reference Price) to, the amount that the Acquiror, reasonably determines shall be necessary to satisfy the aggregate amount of all unresolved or unsatisfied claims for Indemnifiable Damages specified in any Officer’s Certificate delivered to the Stockholders’ Agent prior to expiration of the IP/EB Claims Survival Period, shall be released and distributed to the Company Stockholders promptly (and in any event within ten (10) Business Days) after the expiration of the IP/EB Claims Survival Period in accordance with each such Company Stockholder’s Pro Rata Share of the Escrow Stock then remaining in the Escrow Fund. With respect to any amounts remaining in the Escrow Fund for a given indemnification claim following the expiration of the General Claims Period or the IP/EB Claims Survival Period, respectively, such amounts shall be released to the Company Stockholders within ten (10) Business Days following the resolution or satisfaction of such claim, net (in the case of any Company Stockholder) any amounts therefrom used to satisfy such Company Stockholder’s indemnification obligations with respect to such claim, in accordance with this Article VI. Notwithstanding the foregoing, in the event that after the 18 month anniversary of Closing, an Acquiror COC Event occurs, any shares of Escrow Stock (or the cash consideration to be received with respect to such shares of Escrow Stock in such Acquiror COC Event) in the Escrow Fund as of immediately prior to the consummation of the Acquiror COC Event which are not subject to an unresolved or unsatisfied claim for Indemnifiable Damages specified in any Officer’s Certificate delivered to the Stockholders’ Agent prior to the consummation of the Acquiror COC Event shall be released and distributed to the Company Stockholders promptly (and in any event within ten (10) Business Days) after the consummation of the Acquiror COC Event.

(g) Indemnity claims for breaches of the Acquiror’s representations and warranties in Section 3.9 shall be satisfied by Acquiror issuing to each Company Stockholder (i) the number of shares of Acquiror Common Stock equal to (A) the number of shares of Acquiror Common Stock that such Company Stockholder would have been issued at Closing pursuant to Section 1.9(a)(A) if the calculation of Common Share Closing Amount (and the underlying calculations of Acquiror Total Common Shares and Acquiror Escrow Common Shares) had been based on representations and warranties in Section 3.9 that had been accurate in all respects as of the Agreement Date, minus (B) the number of shares of Acquiror Common Stock actually issued to such Company Stockholder at Closing pursuant to Section 1.9(a)(A) and (ii) subject to Section 1.11 (as if such issuance had occurred at Closing) and the possibility of a reduction for the Company Stockholders’ indemnification obligations pursuant to Article VI, the number of shares of Acquiror Common Stock equal (A) the number of shares of Acquiror Common Stock that such Company Stockholder would have been issued at Closing pursuant to Section 1.9(a)(B), subject to Section 1.11 (as if such issuance had occurred at Closing) and the possibility of a reduction for the Company Stockholders’ indemnification obligations pursuant to Article VI, if the calculation of Common Share Closing Amount (and the underlying calculations of Acquiror Total Common Shares and Acquiror Escrow Common Shares) had been based on representations and warranties in Section 3.9 that had been accurate in all respects as of the Agreement Date, minus (B) the number of shares of Acquiror Common Stock, subject to Section 1.11 and the possibility of a reduction for the Company Stockholders’ indemnification obligations pursuant to Article VI, actually issued to such Company Stockholder at Closing pursuant to Section 1.9(a)(B), subject to Section 1.11 (as if such issuance had occurred at Closing) and the possibility of a reduction for the Company Stockholders’ indemnification obligations pursuant to Article VI.

6.4 Claims.

(a) On or before the last day of the applicable survival period provided for in Section 7.1, Acquiror may deliver to the Stockholders’ Agent a certificate signed by any officer of Acquiror (an “Officer’s Certificate”):

(i) stating that an Indemnified Person has incurred, paid, reserved or accrued, or reasonably anticipates that it may incur, pay, reserve or accrue, Indemnifiable Damages (and, for the avoidance of doubt, with respect to Indemnifiable Damages for Tax matters, any Indemnifiable Damages that an Indemnified Person reasonably anticipates it may incur as a result of a reasonably anticipated audit or assessment by any Tax Authority, even if such audit or assessment has not been initiated);

(ii) stating the amount of such Indemnifiable Damages (which, in the case of Indemnifiable Damages not yet incurred, paid, reserved or accrued, may not be greater than the maximum amount reasonably anticipated by Acquiror to be incurred, paid, reserved or accrued) and the number of shares of Escrow Stock equivalent to the value thereof, determined in accordance with Section 6.3(e); and

(iii) specifying in reasonable detail (based upon the information then possessed by Acquiror) the individual items of such Indemnifiable Damages included in the amount so stated, the nature of the claim to which such Indemnifiable Damages are related and the facts reasonably necessary to verify Acquiror’s calculation of Indemnifiable Damages.

No delay in providing such Officer’s Certificate within the applicable survival period provided for in Section 7.1 shall affect an Indemnified Person’s rights hereunder, unless (and then only to the extent that) the Company Stockholders are materially prejudiced thereby.

(b) At the time of delivery of any Officer’s Certificate to the Escrow Agent, Acquiror (on behalf of itself or any other Indemnified Person) shall deliver a duplicate copy of such Officer’s Certificate to the Stockholders’ Agent. For a period of twenty (20) Business Days after such delivery to the Escrow Agent of such Officer’s Certificate (the “Objection Period”), the Escrow Agent shall make no payment pursuant to this Section 6.4 unless the Escrow Agent shall have received written authorization from the Stockholders’ Agent to make such delivery. After the expiration of the Objection Period, the Escrow Agent shall make delivery of the Escrow Stock from the Escrow Fund to Acquiror in accordance with this Article VI; provided, however, that no such delivery may be made if and to the extent the Stockholders’ Agent shall object in a written statement to any claim or claims made in the Officer’s Certificate, and such statement shall have been delivered to the Escrow Agent and to Acquiror prior to the expiration of the Objection Period.

6.5 Resolution of Objections to Claims.

(a) If the Stockholders’ Agent objects in writing to any claim or claims by Acquiror made in any Officer’s Certificate within the Objection Period, Acquiror and the Stockholders’ Agent shall attempt in good faith for forty-five (45) days after Acquiror’s receipt of such written objection (the “Negotiation Period”) to resolve such objection. If Acquiror and the Stockholders’ Agent shall so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and delivered to the Escrow Agent. The Escrow Agent shall be entitled to conclusively rely on any such memorandum, and the Escrow Agent shall distribute the Escrow Stock from the Escrow Fund in accordance with the terms of such memorandum.

(b) If no such agreement can be reached following good faith negotiations during the Negotiation Period, but in any event upon the expiration of the Negotiation Period, either Acquiror or the Stockholders’ Agent may submit the dispute to mandatory, final and binding arbitration to be held in Seattle, Washington. The dispute shall be resolved in accordance with Section 7.9 below and the decision of the arbitrator as to the validity and amount of any claim in the relevant Officer’s Certificate shall be nonappealable, binding and conclusive upon the parties to this Agreement. The Escrow Agent shall be entitled to act in accordance with such decision and the Escrow Agent shall distribute Escrow Stock from the Escrow Fund in accordance therewith.

(c) For purposes of this Section 6.5, in any arbitration hereunder in which any claim or the amount thereof stated in the Officer’s Certificate is at issue, Acquiror shall be deemed to be the non-prevailing party unless the arbitrator awards Acquiror more than one-half (1/2) of the amount in dispute; otherwise, the Company Stockholders shall be deemed to be the non-prevailing party. The non-prevailing party to an arbitration shall pay its own expenses, the fees of the arbitrator, the administrative fee of JAMS or its successor (“JAMS”) and the expenses, including attorneys’ fees and costs, reasonably incurred by the other party to the arbitration.

6.6 Stockholders’ Agent.

(a) At the Closing, Mitchell H. Gold, M.D. shall be constituted and appointed as the Stockholders’ Agent. For purposes of this Agreement, the term “Stockholders’ Agent” shall mean the agent for and on behalf of the Company Stockholders to: (i) give and receive notices and communications to or from Acquiror (on behalf of itself or any other Indemnified Person) relating to this Agreement or any of the transactions and other matters contemplated hereby or thereby (except to the extent that this Agreement expressly contemplates that any such notice or communication shall be given or received by such stockholders individually); (ii) authorize deliveries to Acquiror of Escrow Stock from the Escrow Fund in satisfaction of claims asserted by Acquiror (on behalf of itself or any other Indemnified Person, including by not objecting to such claims); (iii) object to such claims pursuant to Section 6.4 and Section 6.5; (iv) consent or agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to, such claims; and (v) take all actions necessary or appropriate in the judgment of the Stockholders’ Agent for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance. The Person serving as the Stockholders’ Agent may be replaced from time to time by the vote or written consent of the former Company Stockholders previously holding a majority of the voting power of the Company Stock. No bond shall be required of the Stockholders’ Agent, and the Stockholders’ Agent shall receive no compensation for his or her services.

(b) The Stockholders’ Agent shall not be liable to any former holder of Company Stock for any act done or omitted hereunder as the Stockholders’ Agent while acting in good faith (and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith) and without gross negligence or willful misconduct. The Company Stockholders shall jointly and severally indemnify the Stockholders’ Agent and hold him or her harmless against any loss, liability or expense incurred without gross negligence, willful misconduct or bad faith on the part of the Stockholders’ Agent and arising out of or in connection with the acceptance or administration of his or her duties hereunder, including any out-of-pocket costs and expenses and legal fees and other legal costs reasonably incurred by the Stockholders’ Agent. If not paid directly to the Stockholders’ Agent by the Company Stockholders, such losses, liabilities or expenses may be recovered by the Stockholders’ Agent from any portion of the Escrow Fund otherwise distributable to the Company Stockholders (and not distributed or distributable to an Indemnified Person or subject to a pending indemnification claim of an Indemnified Person) upon the expiration of the General Survival Period or the IP/EB Claims Survival Period pursuant to the terms hereof and of the Escrow Agreement, at the time of distribution, if, prior to any such distribution, Stockholders’ Agent delivers to the Escrow Agent (with a copy to Acquiror) a certificate setting forth the Stockholders’ Agent Expenses actually incurred (together with reasonable supporting documentation therefor). Following receipt of such certificate, the Escrow Agent shall promptly deliver to the Stockholders’ Agent Escrow Stock from the Escrow Fund having an aggregate value equal to the amount of the Stockholders’ Agent Expenses.

(c) Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Stockholders’ Agent that is within the scope of the Stockholders’ Agent’s authority under Section 6.6(a) shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Company Stockholders and shall be final, binding and conclusive upon each such Company Stockholder; and each Indemnified Person shall be entitled to rely upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of each and every such Company Stockholder.

6.7 Third-Party Claims. In the event that Acquiror becomes aware of a third-party claim which Acquiror believes may result in a claim against the Escrow Fund by or on behalf of an Indemnified Person, Acquiror shall have the right in its sole discretion to conduct the defense of and to settle or resolve any such claim (and the costs and expenses incurred by Acquiror in connection with such defense, settlement or resolution (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) shall be included in the Indemnifiable Damages for which Acquiror may seek indemnification pursuant to a claim made hereunder). The Stockholders’ Agent shall have the right to receive copies of all pleadings, notices and communications with respect to the third-party claim to the extent that receipt of such documents does not affect any privilege relating to any Indemnified Person and shall be entitled, at its expense, to participate in, but not to determine or conduct, any defense of the third-party claim or settlement negotiations with respect to the third-party claim. However, except with the consent of the Stockholders’ Agent, which shall be deemed to have been given unless the Stockholders’ Agent shall have objected within fifteen (15) days after a written request for such consent by Acquiror, no settlement or resolution of any such claim with any third-party claimant shall be determinative of the existence of or amount of Indemnifiable Damages relating to such matter. In the event that the Stockholders’ Agent has consented to any such settlement or resolution, neither the Stockholders’ Agent nor the former Company Stockholders shall have any power or authority to object under Section 6.6 or any other provision of this Article VI to the amount of any claim by or on behalf of any Indemnified Person against the Escrow Fund for indemnity with respect to such settlement or resolution.

ARTICLE VII

General Provisions

7.1 Survival of Representations and Warranties and Covenants. If the Merger is consummated, the representations and warranties of the Company contained in this Agreement, as modified or qualified by the Company Disclosure Schedule (including any exhibit or schedule to the Company Disclosure Schedule), and the other certificates contemplated hereby (and the indemnification obligations of the Company Stockholders relating thereto) shall survive the Closing and remain in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until 11:59 p.m. Pacific Time on the 18 month anniversary of the Closing Date (or if such date is not a

Business Day, until such time on the first Business Day thereafter) (the period ending on such date the “General Survival Period”); provided however, that notwithstanding the foregoing (i) the survival period for Fundamental Claims shall be the applicable statute of limitations; and (ii) the survival period for IP/EB Claims will end on the 30 month anniversary of Closing (the “IP/EB Claims Survival Period”); provided further, however, that upon the consummation of an Acquiror COC Event, the IP/EB Claims Survival Period shall immediately terminate. If the Merger is consummated, the representations and warranties of Acquiror contained in this Agreement and the other certificates contemplated hereby shall survive until 11:59 p.m. Pacific Time on the date that is twelve (12) months following the Closing Date. If the Merger is consummated, all covenants of the parties shall expire and be of no further force or effect as of the Closing, except to the extent such covenants expressly provide that they are to be performed after the Closing; provided, however, that no right to indemnification pursuant to Article VI in respect of any claim based upon any breach of a covenant prior to the Closing shall be affected by the expiration of such covenant (subject to the limitations set forth in this Agreement). The parties acknowledge that by this Section 7.1 and the claim limitations set forth in Article VI, it is their intention to contractually establish their own limitations periods for bringing claims, which may be shorter than what applicable law would otherwise provide.

7.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) (or sent by email to which the recipient replies by email) to the parties hereto at the following address or email address (or at such other address or email for a party as shall be specified by like notice):

if to Acquiror or Merger Sub, to:

Oncothyreon, Inc.

2601 Fourth Avenue, Suite 500

Seattle WA 98121

Attn: Robert Kirkman, M.D., President & CEO

Via email: rkirkman@oncothyreon.com

Facsimile No.: (206) 801-2111

Telephone No.: (206) 801-2100

with a copy (which shall not constitute notice) to:

Fenwick & West LLP

801 California Street

Mountain View, CA 94041

Attention: David W. Healy

Via email: dhealy@fenwick.com

Facsimile No.: (650) 988-8500

Telephone No.: (650) 335-7266

if to the Company or Stockholders’ Agent, to:

Alpine Biosciences, Inc.

600 Stewart St., Suite 1503

Seattle WA 98101

Attn.: Mitchell H. Gold, M.D.

Via email: mgold@alpinebio.com

Facsimile No.: (206) 523-1706

Telephone No.: (206) 441-5062

with a copy (which shall not constitute notice) to:

Latham & Watkins

140 Scott Drive

Menlo Park, CA 94025

Attn: Patrick Pohlen and Brian Cuneo

Via email: Patrick.Pohlen@LW.com and Brian.Cuneo@LW.com

Facsimile No.: (650) 463-2600

Telephone No.: (650) 463-3067 (Patrick Pohlen) and (650) 463-3014 (Brian Cuneo)

7.3 Interpretation. When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article or Section of, or an Exhibit to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

7.4 Counterparts. This Agreement may be executed in one or more counterparts, delivered by original, facsimile signature or emailed ..PDF attachment, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood that all parties hereto need not sign the same counterpart.

7.5 Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including all the exhibits attached hereto, the Schedules, including the Company Disclosure Schedule, (a) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement, in accordance with its terms, (b) are not intended to confer, and shall not be construed as conferring, upon any Person other than the parties hereto any rights or remedies hereunder (except that Article VI is intended to benefit Indemnified Persons) and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided herein.

7.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void. Notwithstanding the foregoing, Acquiror may assign this Agreement and any of its rights, interests or obligations hereunder, in connection with a merger, acquisition, sale or all or substantially all of its assets or other change in control transaction, divestiture or split-off or spin-off transaction.

7.7 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto shall use all reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

7.8 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity, and the parties hereby waive the requirement of any posting of a bond in connection with the remedies described herein.

7.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to such state’s principles of conflicts of law. Subject to Section 7.9(h) and Section 7.9(i) below, any dispute hereunder (“Dispute”) shall be settled by arbitration in Seattle, Washington, and, except as herein specifically stated, in accordance with the JAMS Streamlined Arbitration Rules and Procedures then in effect (the “JAMS Rules”). The arbitration provisions of this Section 7.9 shall govern over any conflicting rules that may now or hereafter be contained in the JAMS Rules. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over the subject matter thereof. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a Dispute.

(a) Compensation of Arbitrator. Any such arbitration will be conducted before a single arbitrator who will be compensated for his or her services at a rate to be determined by the parties or by JAMS, but based upon reasonable hourly or daily consulting rates for the arbitrator in the event the parties are not able to agree upon his or her rate of compensation.

(b) Selection of Arbitrator. The parties will cooperate with JAMS in promptly selecting from a list of arbitrators who are lawyers familiar with California contract law one (1) arbitrator from the JAMS panel of neutrals; provided, however, that (i) such arbitrator cannot work for a firm then performing services for either party, and (ii) each party will have the opportunity to make such reasonable objection to any of the arbitrators listed as such party may wish. In the event that the parties cannot agree on an arbitrator within three (3) Business Days after either party’s issuance of a written demand for arbitration, JAMS will select the arbitrator.

(c) Payment of Costs. The Acquiror and the Stockholders’ Agent (on behalf of the Company Stockholders) will bear the expense of deposits and advances required by the arbitrator in equal proportions, but either party may advance such amounts, subject to recovery as an addition or offset to any award. The arbitrator will award to the prevailing party, as determined pursuant to Section 6.5(c), all costs, fees and expenses related to the arbitration, including reasonable fees and expenses of attorneys, accountants and other professionals incurred by the prevailing party.

(d) Burden of Proof. For any Dispute submitted to arbitration, the burden of proof will be as it would be if the claim were litigated in a judicial proceeding.

(e) Award. Upon the conclusion of any arbitration proceedings hereunder, the arbitrator will render findings of fact and conclusions of law and a written opinion setting forth the basis and reasons for any decision reached and will deliver such documents to each party to this Agreement along with a signed copy of the award.

(f) Terms of Arbitration. The arbitrator chosen in accordance with the provisions of this Section 7.9 will not have the power to alter, amend or otherwise affect the provisions of this Agreement, including the terms of these arbitration provisions.

(g) Confidentiality. At the request of any party, the mediators, arbitrators, attorneys, parties to the mediation or arbitration, witnesses, experts, court reporters, or other persons present at a mediation or arbitration shall agree in writing to maintain the strict confidentiality of the proceedings.

(h) Emergency Relief. A party may apply either to a court of competent jurisdiction, or to an arbitrator if one has been appointed, for prejudgment remedies and emergency relief pending final determination of a claim in accordance with this Section 7.9. The appointment of an arbitrator does not preclude a party from seeking prejudgment remedies and emergency relief from a court of competent jurisdiction.

(i) Exclusive Remedy. Except as specifically otherwise provided herein, arbitration will be the sole and exclusive remedy of the parties for any Dispute arising out of this Agreement.

7.10 Rules of Construction. The parties hereto have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, hereby waive, with respect to this Agreement, each Schedule and each Exhibit attached hereto, the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

[Signature Page Next]

IN WITNESS WHEREOF, Acquiror, Merger Sub, the Company and the Stockholders’ Agent have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

Oncothyreon Inc.

By:	/s/ ROBERT L. KIRKMAN

Name:	Dr. Robert L. Kirkman

Title:	President and Chief Executive Officer

AB Acquisition (DE) Corp.

By:	/s/ ROBERT L. KIRKMAN

Name:	Dr. Robert L. Kirkman

Title:	President and Secretary

Alpine Biosciences, Inc.

By:	/s/ JAY VENKATESAN

Name:	Jay Venkatesan

Title:	Chief Executive Officer

Mitchell H. Gold, M.D., as Stockholders’ Agent

/s/ MITCHELL H. GOLD

[Signature Page to Agreement and Plan of Reorganization]